                                                                  EXECUTION COPY

                                                                  EXHIBIT 2.7



                          AGREEMENT AND PLAN OF MERGER

                          dated as of August 25, 2000

                                  by and among

                             AETHER SYSTEMS, INC.,

                           CERULEAN ACQUISITION, INC.

                                      and

                           CERULEAN TECHNOLOGY, INC.

                               TABLE OF CONTENTS



                                                                                                    PAGE
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
ARTICLE I. DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
             Section 1.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II. THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
             Section 2.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
             Section 2.2     Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . .  10
             Section 2.3     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
             Section 2.4     Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . .  10
             Section 2.5     Certificate of Incorporation and Bylaws  . . . . . . . . . . . . . . .  10
             Section 2.6     Directors and Officers of the Surviving Corporation  . . . . . . . . .  10

ARTICLE III. CONVERSION OF SECURITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
             Section 3.1     Conversion of Capital Stock of Merger Sub  . . . . . . . . . . . . . .  11
             Section 3.2     Conversion of Company Options  . . . . . . . . . . . . . . . . . . . .  12
             Section 3.3     General Conversion Mechanics . . . . . . . . . . . . . . . . . . . . .  13
             Section 3.4     Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . .  13
             Section 3.5     Escrow Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
             Section 3.6     Dividends, Fractional Shares, Etc. . . . . . . . . . . . . . . . . . .  14
             Section 3.7     Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
             Section 3.8     Appraisal Rights . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF CERULEAN  . . . . . . . . . . . . . . . . . . . . . .  16
             Section 4.1     Organization and Qualifications; Subsidiaries  . . . . . . . . . . . .  16
             Section 4.2     Certificate of Incorporation and Bylaws  . . . . . . . . . . . . . . .  17
             Section 4.3     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
             Section 4.4     Authority Relative to This Agreement . . . . . . . . . . . . . . . . .  18
             Section 4.5     No Conflict; Required Filings and Consents; Certain Contracts  . . . .  19
             Section 4.6     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . .  20
             Section 4.7     Absence of Certain Changes or Events . . . . . . . . . . . . . . . . .  21
             Section 4.8     Conformity with Law; Relations with Governments; Litigation  . . . . .  21
             Section 4.9     Employee Benefit Plans and Related Matters; ERISA  . . . . . . . . . .  22
             Section 4.10    Labor and Employment Matters . . . . . . . . . . . . . . . . . . . . .  24
             Section 4.11    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
             Section 4.12    Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
             Section 4.13    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
             Section 4.14    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . .  27
             Section 4.15    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . .  27
             Section 4.16    Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . .  30
             Section 4.17    Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . .  31
             Section 4.18    Reliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

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
            Section 4.19     Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
            Section 4.20     Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . .  31
            Section 4.21     Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
            Section 4.22     Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF AETHER AND MERGER SUB  . . . . . . . . . . . . . . . .  32
            Section 5.1      Organization and Qualifications; Subsidiaries  . . . . . . . . . . . .  33
            Section 5.2      Charter and Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . .  33
            Section 5.3      Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
            Section 5.4      Authority Relative to This Agreement . . . . . . . . . . . . . . . . .  34
            Section 5.5      No Conflict; Required Filings and Consents . . . . . . . . . . . . . .  34
            Section 5.6      SEC Reports and Financial Statements . . . . . . . . . . . . . . . . .  35
            Section 5.7      Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
            Section 5.8      Merger Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
            Section 5.9      Reliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
            Section 5.10     Absence of Changes . . . . . . . . . . . . . . . . . . . . . . . . . .  36

ARTICLE VI. COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
            Section 6.1      Notification of Certain Matters  . . . . . . . . . . . . . . . . . . .  36
            Section 6.2      Further Action, Reasonable Efforts; Consents and Approvals . . . . . .  36
            Section 6.3      Regulatory Filings . . . . . . . . . . . . . . . . . . . . . . . . . .  36
            Section 6.4      Conduct of Business of Cerulean Pending the Closing  . . . . . . . . .  37
            Section 6.5      Access to Information. . . . . . . . . . . . . . . . . . . . . . . . .  39
            Section 6.6      No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
            Section 6.7      Company Stockholder Meeting  . . . . . . . . . . . . . . . . . . . . .  40
            Section 6.8      Preparation of the Disclosure Statements . . . . . . . . . . . . . . .  41
            Section 6.9      Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . .  41
            Section 6.10     Accredited Investor Questionnaires . . . . . . . . . . . . . . . . . .  41
            Section 6.11     Blue Sky . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
            Section 6.12     Stockholder's Representative . . . . . . . . . . . . . . . . . . . . .  42
            Section 6.13     Directors' and Officers' Indemnification and Insurance . . . . . . . .  43
            Section 6.14     Tax-Free Reorganization  . . . . . . . . . . . . . . . . . . . . . . .  43
            Section 6.15     Notification of Certain Matters  . . . . . . . . . . . . . . . . . . .  44
            Section 6.16     Company Stockholders' Agreement  . . . . . . . . . . . . . . . . . . .  44
            Section 6.17     Employee Retention . . . . . . . . . . . . . . . . . . . . . . . . . .  44
            Section 6.18     Nasdaq Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
            Section 6.19     Form S-8  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
            Section 6.20     Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

ARTICLE VII. INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
            Section 7.1      General Indemnification  . . . . . . . . . . . . . . . . . . . . . . .  45
            Section 7.2      Indemnification Procedures . . . . . . . . . . . . . . . . . . . . . .  46
            Section 7.3      Exclusive Remedy . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

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

ARTICLE VIII. CONDITIONS TO THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
            Section 8.1      Conditions to Each Party's Obligation to Effect the Merger . . . . . .  48
            Section 8.2      Conditions to Obligations of Cerulean to Effect the Merger . . . . . .  49
            Section 8.3      Conditions to Obligations of Aether and Merger Sub to
                             Effect the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . .  50

ARTICLE IX. TERMINATION, WAIVER, AMENDMENT AND CLOSING  . . . . . . . . . . . . . . . . . . . . . .  51
            Section 9.1      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
            Section 9.2      Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . .  53
            Section 9.3      Amendment or Supplement  . . . . . . . . . . . . . . . . . . . . . . .  53
            Section 9.4      Extension of Time, Waiver, Etc.  . . . . . . . . . . . . . . . . . . .  53
            Section 9.5      Termination Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

ARTICLE X. MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
            Section 10.1     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
            Section 10.2     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
            Section 10.3     Modification; Waiver . . . . . . . . . . . . . . . . . . . . . . . . .  55
            Section 10.4     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
            Section 10.5     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
            Section 10.6     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
            Section 10.7     Survival of Representations, Warranties and Covenants  . . . . . . . .  56
            Section 10.8     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
            Section 10.9     Successors and Assigns; Third Parties.  . . . . . . . . . . . . . . .   57
            Section 10.10    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
            Section 10.11    Interpretation; References . . . . . . . . . . . . . . . . . . . . . .  57
            Section 10.12    Dispute Resolution and Jurisdiction  . . . . . . . . . . . . . . . . .  57
            Section 10.13    Exhibits, Schedules and Company Disclosure Schedule  . . . . . . . . .  58
            Section 10.14    Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
            Section 10.15    WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . . . . .  58
            Section 10.16    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . .  58
            Section 10.17    Negotiation of Agreement . . . . . . . . . . . . . . . . . . . . . . .  58





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

                                    EXHIBITS

Exhibit A --     Form of Stockholders Voting Agreement
Exhibit B --     Form of Registration Rights Agreement
Exhibit C --     Form of Escrow Agreement
Exhibit D --     Form of Legal Opinion of Wilmer, Cutler & Pickering, Counsel to Aether and Merger Sub
Exhibit E --     Form of Legal Opinion of Hale and Dorr LLP, Counsel to Cerulean
Exhibit F --     [Reserved.]
Exhibit G --     [Reserved.]
Exhibit H --     Form of Certificate of Incorporation of Surviving Corporation
Exhibit I --     Form of By-laws of Surviving Corporation

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of August 25, 2000 (the "Agreement"), by and among AETHER SYSTEMS, INC., a Delaware corporation ("Aether" or "Parent"), CERULEAN ACQUISITION, INC., a Delaware corporation and a wholly-owned direct subsidiary of Aether ("Merger Sub"), and CERULEAN TECHNOLOGY, INC., a Delaware corporation ("Cerulean" or the "Company").

         WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company has approved the merger (the "Merger") of the Company with and into Merger Sub, in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and subject to the conditions set forth herein, and the Company has approved and declared this Agreement advisable and in the best interests of its stockholders;

         WHEREAS, to satisfy a condition to Parent and Merger Sub entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Persons holding approximately 85% f the Company's voting securities have entered into a Stockholders Voting Agreement, in the form of Exhibit A, with Aether and Cerulean pursuant to which they have each agreed, among other things, to vote for the Merger and grant a proxy to officers of Aether with respect to the Merger; and

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Sections 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:


                                   ARTICLE I.

                                  DEFINITIONS

         Section 1.1 Definitions. The capitalized terms used in this Agreement and not otherwise defined shall have the following meanings (unless the context otherwise requires, such capitalized terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined):

         "Acquisition Proposal" shall have the meaning set forth in Section 6.6.

         "Aether Common Stock" shall mean Common Stock, par value $.01 per share, of Aether.

         "Aether Disclosure Schedule" shall mean the letter dated as of the date of this Agreement from Parent and Merger Sub to the Company and attaching the schedules referred to in this Agreement.

         "Aether Indemnified Party" means Aether, Merger Sub and their officers, directors, employees, stockholders, assigns, successors and affiliates as an Indemnified Party.

         "Aether Option" shall mean an Option of Aether.

         "Aether SEC Reports" shall have the meaning set forth in Section 5.6.

         "Aether Stock Plans" shall have the meaning set forth in Section 5.3.

         "Affiliate" shall mean, as to any Person, any other Person controlling, controlled by, or under common control with such Person.

         "Appraisal Shares" shall have the meaning set forth in Section 3.8.

         "Average Aether Stock Price" with respect to any period shall mean (i) the sum of the daily closing sales prices per share of Aether Common Stock on the Nasdaq National Market as reported in The Wall Street Journal (Eastern edition) (and confirmed by Friedman, Billings & Ramsey) for each of the Trading Days in the period divided by (ii) the number of Trading Days in the period.

         "Benefit Arrangement" shall mean any benefit arrangement, obligation, or practice, whether or not legally enforceable, to provide benefits currently or in the future (other than merely as salary or under a Benefit Plan), as compensation for services rendered, to present or former directors, employees, agents, or independent contractors, including, but not limited to, employment or consulting agreements, severance agreements or pay policies, executive or incentive compensation programs or arrangements, sick leave, vacation pay, plant closing benefits, salary continuation for disability, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, any plans subject to Section 125 of the Code, and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or agents.

         "Benefit Plan" shall mean an employee benefit plan as defined in
Section 3(3) of ERISA, together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by that or another section, (ii) maintained outside the United States, or (iii) individually negotiated or applicable only to one person.

         "Blue Sky Laws" shall mean the securities laws of the states of the United States as currently in effect.

         "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in Baltimore, Maryland or New York City, New York are not required to be open.

         "Certificate of Merger" shall have the meaning set forth in Section
2.2.

         "Certificate" shall have the meaning set forth in Section 3.3.

         "Claim Notice" shall have the meaning set forth in Section 7.2.

         "Claims" shall have the meaning set forth in Section 7.2.

         "Closing" shall have the meaning set forth in Section 2.3.

         "Closing Date" shall have the meaning set forth in Section 2.3.

         "COBRA" shall have the meaning set forth in Section 4.9.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Common Consideration" shall have the meaning set forth in Section 3.1(b).

         "Company Benefit Arrangement" shall mean any Benefit Arrangement any Related Employer sponsors or maintains or with respect to which any Related Employer has or may have any current or future liability (whether actual, contingent, with respect to any of its assets or otherwise), in each case with respect to any present or former service providers to any Related Employer.

         "Company Capital Stock" shall mean the Company Common Stock, Company Preferred Stock, and any other capital stock of Cerulean other than Company Options and Company Warrants.

         "Company Common Stock" shall mean the common stock, par value $.005 per share, of the Company.

         "Company Disclosure Schedule" shall mean the letter dated as of the date of this Agreement from the Company to Parent and Merger Sub and attaching the schedules referred to in this Agreement.

         "Company Indemnified Party" means Cerulean, its Subsidiaries and their officers, directors, employees, stockholders, assigns, successors and affiliates as an Indemnified Party.

         "Company Intellectual Property" means all Intellectual Property, other than Third Party Intellectual Property, that is being, has been, or is reasonably anticipated by Cerulean to be, used, or is currently under development for use, in the business of Cerulean or its Subsidiaries.

         "Company Meeting" shall have the meaning set forth in Section 6.7.

         "Company Option" shall mean an Option of the Company (excluding the Company Warrants).

         "Company Plan" shall mean any Benefit Plan that any Related Employer maintains or has maintained or to which any Related Employer is obligated to make payments or has or may have any liability, in each case with respect to any present or former employees of any Related Employer.

         "Company Preferred Stock" shall be a collective reference to (i) the Series A Convertible Participating Preferred Stock, par value $.005 per share;
(ii) the Series B Convertible Participating Preferred Stock, par value $.005 per share; (iii) the Series C Convertible Participating Preferred Stock, par value $.005 per share; and (iv) the Series D Convertible Participating Preferred Stock, par value $.005 per share of Cerulean, each of which is convertible into Company Common Stock.

         "Company Third Party Consents" shall have the meaning set forth in
Section 4.20.

         "Company Stockholder Approval" shall have the meaning set forth in
Section 6.7.

         "Company Warrants" shall mean (i) the Imperial Warrant; (ii) the Common Stock Purchase Warrant issued April 7, 1999 to Commsys, Inc. and (iii) any warrant to purchase Company Common Stock issued to Foxstar Corporation.

         "Confidential Information" shall have the meaning set forth in Section 6.5.

         "Confidentiality Agreement" shall have the meaning set forth in Section 6.5.

         "Consents" shall have the meaning set forth in Section 6.2.

         "Contract" shall mean, with respect to any Person, any contract, contractual right, note, bond, indenture, lease, license, permit, franchise, deed of trust, mortgage, loan agreement or other document, instrument, obligation or agreement, oral or written, to which such Person or any of its Subsidiaries is a party or by which any of them or their assets or properties is bound or affected.

         "Damages" shall have the meaning set forth in Section 7.1.

         "DGCL" means the General Corporation Law of the State of Delaware.

         "Effective Day" shall mean the day on which the Effective Time occurs.

         "Effective Day Stock Value" shall mean the aggregate value of the Aether Common Stock to be issued as Preferred Stock Consideration as of the Effective Time valued at the closing sales price per share of Aether Common Stock on the Nasdaq National Market on the Effective Day as reported by the Nasdaq National Market.

         "Effective Time" shall have the meaning set forth in Section 2.2.

         "EPA" shall have the meaning set forth in Section 4.14.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

         "ERISA Affiliate" shall mean any person or entity that, together with the entity referenced, would be or was at any time treated as a single employer under Code Section 414 or ERISA Section 4001 (including any entities excluded from the definition because they are not subject to U.S. jurisdiction) and any general partnership of which such entity is or has been a general partner.

         "Escrow Agent" shall mean Branch Bank & Trust Company.

         "Escrow Agreement" shall mean the escrow agreement to be entered into by Aether, the Stockholders' Representative and the Escrow Agent, substantially in the form of Exhibit C.

         "Escrow Amount" shall have the meaning set forth in Section 3.5.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "GAAP" shall mean generally accepted accounting principles.

         "Governmental Authority" shall mean any government or any agency, bureau, board, commission, court, judicial or quasi-judicial body, department, authority, official, political subdivision, tribunal or other instrumentality of any government, whether Federal, state or local, domestic or foreign.

         "HSR Act" shall have the meaning set forth in Section 4.5.

         "HSR Filings" shall have the meaning set forth in Section 6.3.

         "Imperial Warrant" shall mean the Warrant to Purchase Stock issued May 17, 1999 to Imperial Bancorp.

         "Indemnified Officers/Directors" shall have the meaning set forth in
Section 6.13.

         "Indemnified Party" shall have the meaning set forth in Section 7.1.

         "Indemnifying Party" shall have the meaning set forth in Section 7.1.

         "Intellectual Property" means (i) all patents, trademarks, trade names, service marks, trade dress, copyrights and any renewal rights therefor, mask works, schematics, technology, inventions, manufacturing processes, supplier lists, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), moral rights, computer software programs or applications (in both source and object code form), and all applications, renewals and registrations for any of the foregoing; (ii) all software and firmware listings, and updated software source code, and complete system build software and instructions related to all software described herein; (iii) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein; (iv) all other tangible or intangible proprietary information and materials owned or held by or on behalf of the intellectual-property holder.

         "IRS" shall mean the United States Internal Revenue Service or any successor agency.

         "Knowledge" shall mean, with respect to Cerulean and Aether, the actual knowledge of all directors or officers, including without limitation the Chief Executive Officer, President, Secretary, Treasurer, Chief Financial Officer, Chief Operating Officer, Chief Technology Officer, Vice President, Finance, and any other Vice President of each such party, as well as any knowledge of any fact or circumstance that would have or should have come to the attention of any such director or officer in the course of discharging his or her duties in a reasonable and prudent manner consistent with sound business practices.

         "Law" shall mean any law, statute, rule, regulation, ordinance, decree or order of any Governmental Authority.

         "Leases" shall have the meaning set forth in Section 4.21.

         "Letter of Transmittal" shall have the meaning set forth in Section
3.4.

         "Lien" shall mean any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim, levy, charge, option, right of others or restriction (whether on voting, sale, transfer, disposition or otherwise) or other encumbrance of any kind, whether imposed by agreement, understanding, law or equity, or any conditional sale contract, title retention contract or other contract to give or to refrain from giving any of the foregoing.

         "Liquidation Preference" shall mean the liquidation amount per share of Company Preferred Stock as set forth in Article Fourth, Section 2(a) of the Company's Fourth Amended and Restated Certificate of Incorporation, as amended.

         "Losses" shall have the meaning set forth in Section 6.13.

         "Material Adverse Effect" shall mean, with respect to any Person, a material adverse effect on (i) the validity or enforceability of this Agreement,
(ii) the ability of such Person to perform its obligations under this Agreement or (iii) the business, properties (including intangible properties), assets or liabilities, business prospects, financial condition or results of operations of the Person and its Subsidiaries, taken as a whole other than (a) changes or effects which are or result from occurrences relating to the economy in general or any Person's industry in general and (x) not specifically relating to such Person or (y) that affect such Person materially disproportionately relative to other similarly-situated participants in such Person's industry, (b) changes or effects which result from the loss of customers or delay or cancellation or cessation of orders for any Person's products directly attributable to the announcement of the parties' intention to enter into, or the execution of, this Agreement provided that such losses, delays or cancellations were not reasonably foreseeable to such Person as of the date of this Agreement, (c) liabilities incurred in connection with this Agreement or the transactions contemplated hereby, or (d) solely as a result of the decline in the market price of the shares Aether Common Stock.

         "Material Contracts" shall have the meaning set forth in Section 4.20.

         "Measurement Period" means the 15 Trading Days ending on the Trading Day that is the Trading Day immediately preceding the Closing Date.

         "Merger" shall have the meaning set forth in the preamble to this Agreement.

         "Merger Consideration" shall have the meaning set forth in Section 3.1.

         "Merger Filing" shall have the meaning set forth in Section 2.2.

         "Multiemployer Plan" means any plan described in ERISA Section 3(37).

         "Nasdaq" means the Nasdaq Stock Market.

         "Net Exercise" shall mean the number of shares of Company Capital Stock equal to the quotient obtained by dividing (i) the value of the warrant or option on the Effective Day (which value shall be determined by subtracting (A) the aggregate exercise price for all of the shares issuable under the warrant or option from (B) the fair market value of all of the shares issuable upon exercise of the warrant or option on the date of such exercise), by (ii) the fair market value of one share of Company Capital Stock on such date. For purposes of Section 3 hereof, the fair market value of the Company Capital Stock shall mean the Common Consideration or the Preferred Consideration, as the case may be.

         "Notice Period" shall have the meaning set forth in Section 7.1.

         "Notices" shall have the meaning set forth in Section 10.4.

         "Option" shall mean, with respect to any Person, any option, warrant, call, subscription, convertible or exchangeable security or other right, agreement, arrangement or commitment of any kind or character to which such Person or any of its Subsidiaries is a party relating to the issued or unissued capital stock of such Person or any of its Subsidiaries, or obligating such Person or any of its Subsidiaries to issue, transfer, grant or sell any shares of capital stock of, or other equity interest in, or securities convertible into or exchangeable for any capital stock or other equity interest in, such Person or any of its Subsidiaries.

         "Option Exchange Ratio" shall have the meaning set forth in Section
3.2.

         "Organizational Documents" shall mean (i) with respect to a corporation or association, its certificate or articles of incorporation or association and bylaws, (ii) with respect to any limited liability company, its certificate of formation, articles of organization, regulations, operating agreement and limited liability company agreement, as applicable, (iii) with respect to any limited partnership, its certificate of limited partnership and limited partnership agreement, (iv) with respect to any general partnership, its partnership agreement, and (v) all other similar organizational documents.

         "Permitted Liens" shall mean (a) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable; (b) pledges or deposits made in the ordinary course of business; (c) Liens of mechanics, materialmen, warehousemen or other like Liens securing obligations incurred in the ordinary course of business that are not yet due and payable; and (d) similar Liens and encumbrances which are incurred in the ordinary course of business and which do not in the aggregate materially detract from the value of such assets or properties or materially impair the use thereof in the operation of such business.

         "Person" shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality or other entity, enterprise, authority or business organization.

         "Preferred Consideration" shall have the meaning set forth in Section 3.1(c).

         "Preferred Cash Consideration" shall have the meaning set forth in
Section 3.1.

         "Preferred Stock Consideration" shall have the meaning set forth in
Section 3.1.

         "Qualified Plan" shall mean any Company Plan intended to meet the requirements of Section 401(a) of the Code, including any previously terminated plan.

         "Real Property" shall have the meaning set forth in Section 4.2.

         "Registration Rights Agreement" means a registration rights agreement substantially in the form of Exhibit B.

         "Related Employer" means Cerulean and every ERISA Affiliate.

         "Representatives" means, with respect to any Person, the officers, directors, employees, auditors and other agents and representatives of such Person.

         "Requisite Regulatory Approvals" shall have the meaning set forth in
Section 4.5.

         "SEC" shall mean the Securities and Exchange Commission or any successor commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Stockholder Representative" shall mean Robert P. Badavas.

         "Stockholders Voting Agreement" means a voting agreement substantially in the form of Exhibit A.

         "Subsidiary" of an entity shall mean any entity (i) required by GAAP to be consolidated in the financial statements of such entity or (ii) over 50% of whose voting securities are controlled directly or indirectly by a single entity.

         "Surviving Corporation" shall have the meaning set forth in Section
2.1.

         "Tax" or "Taxes" shall mean (a) all Federal, state, local and foreign taxes and other assessments and governmental charges of a similar nature (whether imposed directly or through withholdings), including any interest, penalties and additions to tax applicable thereto, (b) any liability for payment of amounts described in clause (a) as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (c) any liability for payment of amounts described in clause (a) or
(b) as a result of any tax sharing, tax indemnity or allocation agreement or any other express or implied agreement to indemnify any other person for amounts described in clause (a) or (b).

         "Tax Returns" shall mean all Federal, state, local and foreign returns, declarations, statements, reports, schedules, forms and information returns relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of Taxes, and all amendments thereto.

         "Termination Fee" has the meaning set forth in Section 9.5.

         "Third Party Intellectual Property" means all Intellectual Property owned by or on behalf of persons other than Cerulean or its Subsidiaries that is being, has been, or is reasonably anticipated by Cerulean to be, used, or is currently under development for use, in the business of Cerulean or its Subsidiaries.

         "Trading Day" shall mean a day on which Aether Common Stock is traded on the Nasdaq.

         "Transactions" shall mean the transactions contemplated by this Agreement in ARTICLE III.

         "Written Consent" shall have the meaning set forth in Section 6.7(b).


                                  ARTICLE II.

                                   THE MERGER

         Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, in accordance with the DGCL, Cerulean shall be merged with and into Merger Sub in accordance with this Agreement and the separate existence of Cerulean shall cease. Merger Sub shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation") and shall continue to be governed by Delaware law as a wholly-owned subsidiary of Parent. Upon the effectiveness of the Merger, the name of Merger Sub will be changed to "Cerulean Technology, Inc."

         Section 2.2 Effective Time of the Merger. Upon the terms and subject to the conditions hereof, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware, for filing on the Closing Date (as defined in Section 2.3). The Merger shall become effective as of 4:00 p.m. Eastern Standard Time on the date the Certificate of Merger pursuant to Section 252 of the DGCL and any other documents necessary to effect the Merger in accordance with the DGCL are duly filed (the "Merger Filing") with the Secretary of State of the State of Delaware or at such subsequent date as shall be agreed by

Aether and Cerulean and specified in the Certificate of Merger (the time the Merger becomes effective pursuant to the DGCL being referred to herein as the "Effective Time").

         Section 2.3 Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in ARTICLE VIII, the closing of the Merger (the "Closing") will take place at such time and such date as specified by the parties, which shall be no later than the first Business Day after the satisfaction or waiver of the conditions to Closing contained in ARTICLE VIII, at the offices of Wilmer, Cutler & Pickering, 2445 M Street, NW, Washington, D.C. 20037, unless another date, time or place is agreed to in writing by the parties hereto. The date and time at which the Closing occurs is referred to herein as the "Closing Date."

         Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Cerulean and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Cerulean and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         Section 2.5 Certificate of Incorporation and Bylaws. At the Effective Time and without any further action on the part of the parties hereto, (a) the certificate of incorporation of Merger Sub shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL, which shall be substantially in the form of Exhibit H hereto, and (b) the bylaws of Merger Sub, which shall be substantially in the form of Exhibit I hereto, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL.

         Section 2.6 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, except that David
C. Reymann shall be appointed Treasurer.


                                  ARTICLE III.

                            CONVERSION OF SECURITIES

         Section 3.1 Conversion of Capital Stock of Merger Sub. At the Effective Time and subject to the provisions of this Article III, by virtue of the Merger and without any further action on the part of any holder thereof, the Company Capital Stock shall be converted and exchanged for the right to receive the merger consideration described below (the "Merger Consideration"):

         (a) The Merger Consideration shall be allocated in the following order of priority (and shall be paid in cash and/or shares of Aether Common Stock as described in Sections 3.1(b), (c) and (d) below):

                 (i) First, each share of Company Preferred Stock shall be entitled to receive the amounts set forth below, which shall represent the full amount of the Liquidation Preference with respect to such share:

                          (A)     each share of Series A Company Preferred
Stock shall receive $.50;

                          (B)     each share of Series B Company Preferred
Stock shall receive $.9783;

                          (C)     each share of Series C Company Preferred
Stock (including shares deemed outstanding upon automatic exercise of the Imperial Warrant on a net exercise basis) shall receive $1.26; and

                          (D)     each share of Series D Company Preferred
Stock shall receive $2.5792.

                 (ii) Second, each share of Company Capital Stock shall be entitled to an amount equal to a fraction, the numerator of which is $150,000,000 minus the amount of the adjustment, if any, to the Merger Consideration provided for in Section 10.5 hereof minus the aggregate Liquidation Preference paid pursuant to Section 3.1(a)(i) and the denominator of which is the sum of (x) the number of shares of Company Capital Stock outstanding immediately prior to the Effective Time plus (y) the number of shares of Company Capital Stock issuable upon Net Exercise of then outstanding Company Warrants plus (z) the number of shares of Company Capital Stock issuable upon Net Exercise of all then outstanding Company Options.

         (b) Each share of Company Common Stock issued and outstanding as of the Effective Time (including shares deemed outstanding upon Net Exercise of then outstanding Company Warrants other than the Imperial Warrant) shall be converted into and exchanged for a right to receive the amount described in
Section 3.1(a)(ii) in cash (the "Common Consideration").

         (c) Each share of Company Preferred Stock issued and outstanding as of the Effective Time (including shares deemed outstanding upon Net Exercise of the Imperial Warrant, if outstanding) shall be converted into and exchanged for the right to receive the consideration described in Section 3.1(a)(i) and
(ii) (the "Preferred Consideration"). The Preferred Consideration shall consist of cash (the "Preferred Cash Consideration") and a number of validly issued, fully paid and nonassessable unregistered shares of Aether Common Stock (the "Preferred Stock Consideration"), provided that Aether shall not issue Aether Common Stock to more than five Persons who are not "accredited investors" as that term is defined under Rule 501(a) of Regulation D promulgated under the Securities Act. Each holder of Company Preferred Stock will receive an amount of Preferred Cash Consideration such that the sum of the Common Consideration, and the Preferred Cash Consideration paid shall equal 50% of the Merger Consideration, and the balance of the Preferred Consideration shall be payable in the form of Preferred Stock Consideration; provided, however, that if the value of the Preferred Stock Consideration would be less than 45% of the sum of the Common Consideration plus the Preferred Consideration then the Preferred Stock Consideration shall be increased and the Preferred Cash Consideration shall be decreased so that the Preferred Stock Consideration is equal to at least 45% of the sum of the Common Consideration and the Preferred Consideration. The Preferred Stock Consideration shall be valued at the Average Aether Stock Price for the Measurement Period, with any resulting fractional shares being rounded downward to the nearest whole share and any fractional amount being paid in cash as further provided in Section 3.6(b) hereof. The Preferred Cash Consideration per share of Company Preferred Stock shall be allocated in the following priority: (i) first, to an amount equal to the Liquidation Preference attributable to such share and (ii) second, pro rata based on the number of shares of Company Preferred Stock.

         (d) Notwithstanding anything in Section 3.1(c) to the contrary, if the Effective Day Stock Value is less than 45% of the sum of the Common Consideration, the Preferred Cash Consideration and the Effective Day Stock Value, the amount of Preferred Stock Consideration shall be increased and the amount of Preferred Cash Consideration shall be decreased by such amounts so that the Effective Day Stock Value is equal to at least 45% of the sum of the Common Consideration, the Preferred Cash Consideration and the Effective Day Stock Value.

         Section 3.2      Conversion of Company Options.

         (a) Subject to Section 3.3(b), at the Effective Time, each issued and outstanding Company Option shall be converted into the right to receive an Aether Option, with terms and conditions substantially similar to the Company Option, except that (i) each such Company Option will be exercisable for that number of whole shares (and no fractional shares, for which cash shall be paid based on the last sale price per share of Aether Common Stock on the Trading Day immediately preceding the date of exercise of Aether Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon the exercise of such Company Option multiplied by a fraction the numerator of which is the Common Consideration per share and the denominator of which is the Average Aether Stock Price for the Measurement Period (the "Option Exchange Ratio") and (ii) the per share exercise price for the shares of Aether Common Stock issuable upon the exercise of such Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option would have been exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent; provided, however, that the foregoing conversions would be adjusted with respect to Options that qualify as incentive stock options under Section 422 of the Code to the extent necessary to comply with
Section 424 of the Code; provided, further that nothing in this Section 3.2 shall authorize any increase in the exercise price of any Company Option except resulting from application of the formula set forth in subsection (ii) herein.

         Section 3.3      General Conversion Mechanics.

         (a) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Capital Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of shares of Company Capital Stock shall thereafter cease to have any rights with respect to such shares of Company Capital Stock, except (i) the right to receive, without interest, the Merger Consideration and cash for fractional shares of Aether Common Stock in accordance with Section 3.1 and Section 3.6 upon the surrender of a certificate that, immediately prior to the

Effective Time, represented an outstanding share or shares of Company Capital Stock (a "Certificate"); or (ii) the appraisal rights described in Section 3.8.

         (b) Notwithstanding anything contained in this ARTICLE III to the contrary, each share of Company Capital Stock issued and held in Cerulean's treasury or by a wholly-owned Subsidiary of the Company immediately prior to the Effective Time, and each share of Company Capital Stock or Company Option owned by Parent or Merger Sub at or immediately prior to the Effective Time, if any, shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired and shall cease to exist without payment of any consideration therefor.

         Section 3.4      Exchange of Certificates.

         (a) Within ten (10) Business Days after the Effective Time, Aether shall mail to each holder of record of Company Capital Stock immediately prior to the Effective Time (excluding any Appraisal Shares) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Parent), which shall be in customary form with such customary provisions as Aether shall reasonably specify (the "Letter of Transmittal") and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

         (b) Upon surrender of a Certificate, in such form and with such endorsements, stock powers and signature guaranties as may be required by the Letter of Transmittal for cancellation to Aether or to such other agent or agents as may be appointed by Aether, together with the Letter of Transmittal, duly executed, and such other documents as Aether shall reasonably request, the holder of such Certificate shall be entitled to receive in exchange therefor promptly after the Effective Time, the Merger Consideration (in each case, less the amount of any required withholding Taxes), and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.4(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration with respect to the shares of Company Capital Stock formerly represented thereby.

         (c) Aether and the Stockholder's Representative shall jointly have the right to make rules, not inconsistent with the terms of this Agreement, governing the issuance and delivery of the Merger Consideration.

         (d) The shares of Aether Common Stock delivered to each holder of Company Preferred Stock have not been and will not be registered under the Securities Act and therefore may not be resold without compliance with the Securities Act. The Aether Common Stock issued to the holders of Company Preferred Stock will bear a legend to such effect.

         Section 3.5      Escrow Amount.

         (a) The "Escrow Amount" shall mean an aggregate of 10% of the Merger Consideration, comprising a pro rata portion of the Common Consideration and the Preferred Stock Consideration otherwise payable to the holders of Company Capital Stock (i.e., the Escrow Amount shall represent cash in the case of each holder of Company Common Stock and cash and Aether Common Stock in the case of each holder of Company Preferred Stock). A pro rata portion of the Escrow Amount shall be withheld from each person who is a stockholder of

Cerulean (based on the amount of Merger Consideration received by such stockholder) immediately before the Effective Time and deposited by Aether at the Closing with the Escrow Agent pursuant to an Escrow Agreement in the form of Exhibit C.

         (b) The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements thereto, including without limitation the placement of the Escrow Amount in escrow.

         Section 3.6      Dividends, Fractional Shares, Etc.

         (a) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Aether Common Stock shall be paid to the holder of any unsurrendered Certificates of Company Preferred Stock until such Certificates are surrendered for exchange as provided in this ARTICLE III. Subject to the effect of applicable laws, following the surrender of any such Certificate, there shall be paid, without interest, to the Person in whose name the certificates representing the shares of Aether Common Stock into which the shares of Company Preferred Stock formerly represented by such Certificate were converted are registered, (i) at the time of such surrender, the amount of all dividends and other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Aether Common Stock and not paid, less the amount of any withholding Taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Aether Common Stock, less the amount of any withholding Taxes which may be required thereon.

         (b) All fractional shares of Aether Common Stock that a holder of shares of Company Capital Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and, if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying (i) the fraction of a share of Aether Common Stock to which such holder would otherwise have been entitled (net any exercise price, if applicable) by (ii) the Average Aether Stock Price for the Measurement Period. No interest will be paid or will accrue on any cash paid or payable in lieu of any fractional shares of Aether Common Stock.

         (c) At and after the Effective Time, there shall be no further registration of transfers of shares of Company Capital Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this ARTICLE III.

         (d) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the shares of Company Capital Stock represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to Aether any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificates or establish to the satisfaction of Aether that such Tax has been paid or is not payable.

         (e) None of Aether, Cerulean or the Surviving Corporation shall be liable to any former holder of shares of Company Capital Stock for any amount paid to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Certificates five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority) shall, to the extent permitted by applicable law, become the property of Aether free and clear of any claims or interest of any person previously entitled thereto.

         (f) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Aether, the posting by such Person of a bond in a customary amount as indemnity against any claim that may be made against it with respect to such Certificate, Aether will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Aether Common Stock deliverable in respect thereof pursuant to this Agreement.

         (g) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Aether shall occur, including by reason of any reclassification, reorganization, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the number of shares of Aether Common Stock constituting all or part of the Merger Consideration shall be appropriately adjusted in accordance with such change.

         Section 3.7 Tax Treatment. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Sections 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Section 1.368-2(g) of the United States Income Tax Regulations.

         Section 3.8 Appraisal Rights. Company Capital Stock which is not voted in favor of the Merger and with respect to which a demand for appraisal shall have been properly made in the manner provided by the DGCL ("Appraisal Shares") shall not be converted into the right to receive any Merger Consideration and the holders of Appraisal Shares shall be entitled only to such rights as are contemplated by the DGCL; provided, however, that if a holder of Appraisal Shares shall withdraw his, her or its demand for such payment or shall become ineligible for such payment, pursuant to the DGCL, then as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever later occurs, such holder's Appraisal Shares shall cease to be Appraisal Shares and shall be converted into the right to receive the applicable Merger Consideration. Cerulean shall give Aether prompt notice of any Appraisal Shares (and shall also give Aether prompt notice of any withdrawals of such demands for appraisal rights) and Aether shall have the right to direct all negotiations and proceedings with respect to any such demands. Cerulean shall not, except with the prior written consent of Aether, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal rights.

                                  ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF CERULEAN

         Each exception set forth in the Company Disclosure Schedule to the representations and warranties in this Article IV and each other matter set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual Section of this Agreement and relates only to such Section, except to the extent that one section of the Company Disclosure Schedule specifically refers to another section thereof. Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

         Section 4.1 Organization and Qualifications; Subsidiaries. Cerulean and each Subsidiary of Cerulean is a corporation, partnership, or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Cerulean and its Subsidiaries is duly qualified or licensed as a foreign corporation or partnership to transact business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to so qualify or be licensed would not have a Material Adverse Effect on Cerulean. Schedule 4.1 to the Company Disclosure Schedule lists each Subsidiary of the Company and its respective jurisdiction of incorporation.

         Section 4.2 Certificate of Incorporation and Bylaws. Complete and correct copies of the articles of incorporation or charter and bylaws of Cerulean and each of its Subsidiaries, as amended to date, are included with
Schedule 4.2 to the Company Disclosure Schedule. Such Organizational Documents are in full force and effect and reflect all amendments or modifications adopted as of the date hereof. Cerulean is not in violation of any provision of its Organizational Documents. No Subsidiary of Cerulean is in violation of any provision of its Organizational Documents.

         Section 4.3      Capitalization.

                 (i) The authorized capital stock of the Company consists of 33,574,408 shares of Company Common Stock and 19,881,330 shares of preferred stock, par value $.005 per share (the "Company Preferred Stock"). As of the date hereof (1) 7,625,426 shares of Company Common Stock were issued and outstanding, (2) 19,659,330 shares of Company Preferred Stock were issued and outstanding, of which 6,311,088 shares are designated Series A Convertible Participating Preferred Stock, 6,133,092 shares are designated Series B Convertible Participating Preferred Stock, 5,364,968 shares are designated Series C Convertible Participating Preferred Stock, 2,072,182 shares are designated Series D Convertible Participating Preferred Stock, (3) 536,268 (as of June 30, 2000) shares of Company Common Stock were held by the Company in its treasury, (4) no shares of Company Common Stock were held by one or more of the Company's subsidiaries, (5) 3,450,537 shares of Company Common Stock were reserved for issuance pursuant to the Company's stock option plans (the "Option Plans") (of which 3,080,650 are subject to outstanding options to purchase shares of Company Common Stock ("Company

Options")) and (6) 30,000 shares of Company Common Stock and 111,000 shares of Series C Convertible Participating Preferred Stock were reserved for issuance pursuant to exercise of the Company Warrants. Except as set forth above, at the time of execution of this Agreement, no shares of capital stock or other equity or voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of Company Capital Stock and other equity or voting securities of the Company (including all options, warrants and other convertible securities) are, and all shares which may be issued pursuant to the Option Plans, Company Options or any other outstanding options, warrants or other convertible securities will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any preemptive right, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. There are no outstanding bonds, debentures, notes or other indebtedness or securities (other than Company Capital Stock) of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any stockholders of the Company may vote. All of the issued and outstanding shares of Company Capital Stock and of the capital stock of each Subsidiary of Cerulean were offered, issued, sold and delivered by Cerulean in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of such shares was issued in violation of any preemptive rights.

                 (ii) Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments or Contracts of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities (including options, warrants and other convertible securities) of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment or Contract. Except as set forth in Schedule 4.3 of the Company Disclosure Schedule, there are no outstanding rights, commitments or Contracts of any kind obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries or any securities of the type described in the two immediately preceding sentences. The Company has delivered or made available to Parent complete and correct copies of each of the Option Plans and all forms of Company Options, and all outstanding options to purchase capital stock of the Company were granted under the Option Plans.
Schedule 4.3 of the Company Disclosure Schedule sets forth a complete and accurate list of all options to purchase shares of Company Common Stock outstanding as of the date of this Agreement and the exercise price of each such outstanding option. Except as described in Schedule 4.3 of the Company Disclosure Schedule, as of the date hereof, there are no stock-appreciation rights, stock-based performance units, "phantom" stock rights or other Contracts of any character (contingent or otherwise) to which the Company or any of its Subsidiaries is a party or by which any of them is bound pursuant to which any person is or may be entitled to (1) receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby), or (2) cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company.

Except as set forth in Schedule 4.3 of the Company Disclosure Schedule, there are no voting trusts, proxies, antitakeover plans or other Contracts of any character to which the Company or any of its Subsidiaries is a party or by which any of them is bound, to the Knowledge of the Company, or to which any of the Company's stockholders is a party or by which any of them is bound, in each case, with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock of the Company or any of its subsidiaries. Except for the capital stock of its Subsidiaries or as set forth in Schedule
4.3 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, security or other ownership or equity interest in any person.

         Section 4.4 Authority Relative to This Agreement. (a) Cerulean has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Cerulean, the performance by Cerulean of its obligations hereunder and the consummation by Cerulean of the Transactions have been duly and validly approved by the Board of Directors of Cerulean, the Board of Directors of Cerulean has recommended approval of this Agreement by the stockholders of Cerulean and directed that this Agreement be submitted to the stockholders of Cerulean for their consideration, and no other corporate proceedings on the part of Cerulean are necessary to authorize this Agreement or to consummate the Transactions (other than the Company Stockholder Approval and the Merger Filing). This Agreement has been duly and validly executed and delivered by Cerulean and, assuming the due authorization, execution and delivery thereof by Aether and Merger Sub, constitutes the legal, valid and binding obligation of Cerulean, enforceable against Cerulean in accordance with its terms, except as enforceability may be limited by bankruptcy or other similar laws and general principles of equity.

         (b) As of the date hereof and, except as permitted by Section 6.9, as of the Effective Time, the Board of Directors of the Company has, at a meeting duly called and held, (i) unanimously approved and declared advisable the Merger and this Agreement, (ii) determined that the transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the holders of Company Capital Stock, (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company and (iv) directed that this Agreement be submitted to the stockholders of the Company for their adoption. The Board of Directors has not withdrawn, rescinded or modified such approval, determination, and resolution to recommend. The affirmative vote of a majority of all outstanding shares of Company Capital Stock, two-thirds of all outstanding shares of Company Preferred Stock and of each series of Company Preferred Stock for the adoption of this Agreement are the only votes of the holders of any class or series of capital stock or other security of the Company necessary to adopt this Agreement or to approve or authorize the Merger and the other transactions contemplated hereby and thereby. As of the date hereof, the holders of the Company Capital Stock that are parties to the Stockholders Voting Agreement own (beneficially and of record) and have the right to vote, in the aggregate, 26,567,210 shares of Company Capital Stock.

         Section 4.5 No Conflict; Required Filings and Consents; Certain Contracts.

         (a) The execution and delivery of this Agreement by Cerulean does not, and the performance of its obligations under this Agreement and the consummation of the Transactions by Cerulean will not,

                 (i) except as set forth in Schedule 4.5 to the Company Disclosure Schedule, conflict with, result in a breach of, cause a dissolution or require the consent or approval of any Person under, or violate any provision of, the Organizational Documents of Cerulean or any of its Subsidiaries,

                 (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for
(A) applicable requirements of the Hart- Scott-Rodino Antitrust Improvements Act of 1976 (as amended, the "HSR Act"), including any rules and regulations promulgated thereunder, (B) the Merger Filing, (C) the Company Stockholder Approval, (D) such consents, authorizations, filings, approvals and registrations required under contracts with Governmental Authorities for the purchase or sale of the Company's product and services entered into the ordinary course of business, and (E) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not result in a Material Adverse Effect on Cerulean or Aether,

                 (iii) subject to the making of the filings and obtaining the approvals identified in clause (ii), conflict with or violate any Law, order, judgment, rule, regulation, ordinance, writ, injunction or decree applicable to Cerulean or any of its Subsidiaries or by which any property or asset of Cerulean or any Subsidiary is bound or affected, which conflict or violation would result in a Material Adverse Effect on Cerulean or the Surviving Corporation, or

                 (iv) except as set forth in Schedule 4.5 to the Company Disclosure Schedule, conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss by Cerulean or any of its Subsidiaries or modification in a manner materially adverse to Cerulean or any of its Subsidiaries of any right or benefit under, or give to others any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of a Lien or other encumbrance on any Company Capital Stock or any material property or asset of Cerulean or any Subsidiary of Cerulean pursuant to, any Contract of Cerulean, except (A) arising under any Contract for the purchase or sale of the Company's products or services entered into in the ordinary course of business or (B), in each case, such as would not, individually or in the aggregate have a Material Adverse Effect on Cerulean. The notices, consents or approvals, filings or registrations, and expirations or terminations of waiting periods referred to in clauses (ii)(A)-(ii)(C) above are hereinafter referred to as the "Requisite Regulatory Approvals."

         (b) Except as set forth in Schedule 4.5 of the Company Disclosure Schedule, there are no Contracts to which Cerulean or any Subsidiary of Cerulean is a party or by which Cerulean or any Subsidiary of Cerulean or any asset of Cerulean or any Subsidiary of Cerulean is bound, which by its terms materially limits the ability of Cerulean or any Subsidiary of Cerulean, or after consummation of the Transactions, would by its terms materially limit the ability of Aether or any of its Affiliates, to engage in any business in any area or for any period.

         Section 4.6      Financial Statements

         (a) The consolidated financial statements of Cerulean and its Subsidiaries for the years ended December 31, 1998 and December 31, 1999 and for the six-month period ended June 30, 2000 (the "Financial Statements") included as Schedule 4.6(a) to the Company Disclosure Schedule hereto, were prepared in accordance with GAAP applied on a basis consistent with prior periods (except for the absence of notes and schedules in the case of the June 30, 2000 Financial Statements) and fairly present in all material respects except for necessary, normal, recurring, year-end adjustments the consolidated financial position of Cerulean and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended and do not contain any material misstatements of the financial condition or results of operations of Cerulean at such dates or for the periods then ended.

         (b) Since June 30, 2000, neither Cerulean nor any of its Subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) of any nature, except as set forth in Schedule 4.6(b) to the Company Disclosure Schedule and except liabilities, obligations or contingencies (i) which were incurred after June 30, 2000 in the ordinary course of business consistent with past practices under any contract, commitment or agreement specifically disclosed in the Company Disclosure Schedule or not required to be disclosed thereon because of the term or amount involved or otherwise, (ii) which were incurred as a result of the Transactions contemplated by this Agreement, (iii) which were disclosed or reserved against on the balance sheet to the Financial Statements or which would not be required under GAAP to be reported on the balance sheet to the Financial Statements, or (iv) which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cerulean. Cerulean and its Subsidiaries have timely filed all forms, reports and other documents material to the business of Cerulean and its Subsidiaries required to be filed prior to the date hereof with any Governmental Authority, except where the failure to so file would not have a Material Adverse Effect on Cerulean.

         (c) Since December 31, 1999, there has been no change in any of the significant accounting (including Tax accounting) policies, practices or procedures of Cerulean or any Subsidiary of Cerulean, except changes to comply with changes in accounting pronouncements of the Financial Accounting Standards Board or changes in applicable laws or rules or regulations thereunder as disclosed on Schedule 4.6(c) to the Company Disclosure Schedule.

         Section 4.7 Absence of Certain Changes or Events. Except as a result of this Agreement and the Transactions or as set forth in Schedule 4.7 to the Company Disclosure Schedule, since December 31, 1999, (a) each of Cerulean and its Subsidiaries has conducted its respective business only in the ordinary course consistent with past practices, and has not taken any of the actions set forth in paragraphs (a) through (l) of Section 6.4 and (b) there has not occurred or arisen any event that, individually or in the aggregate, has had or, insofar as can be reasonably foreseen, would have a Material Adverse Effect on Cerulean or any of its Subsidiaries.

         Section 4.8 Conformity with Law; Relations with Governments; Litigation. Neither Cerulean nor any of its Subsidiaries is in violation of any law or regulation or any order of any Governmental Authority having jurisdiction over it which have had or would reasonably be expected to have a Material Adverse Effect. Neither Cerulean nor any of its Subsidiaries has offered anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action that would cause Cerulean to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect. Schedule 4.8 to the Company Disclosure Schedule lists, as of the date hereof and the Closing Date, all claims, suits, actions or proceedings pending or, to the Knowledge of each of Cerulean and its Subsidiaries, threatened or contemplated, including any investigations or reviews by any Governmental Authority pending or, to the Knowledge of each of Cerulean and its Subsidiaries, threatened or contemplated, against, relating to or affecting each of Cerulean and its Subsidiaries (collectively, the "Claims"). If adversely determined, the Claims will not, individually or in the aggregate, have a Material Adverse Effect on Cerulean or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. There is no judgment, decree, order, injunction, stipulation, award (other than an award for the purchase of products or services by a Governmental Authority) or writ of any Governmental Authority outstanding against Cerulean or any of its Subsidiaries.

         Section 4.9      Employee Benefit Plans and Related Matters; ERISA.

         (a) Schedule 4.9(a) to the Company Disclosure Schedule contains a complete and accurate list of all Company Plans and Company Benefit Arrangements and specifically identifies all Company Plans (if any) that are Qualified Plans.

         (b)     With respect, as applicable, to Benefit Plans and Benefit
Arrangements:

                 (i) Cerulean has delivered or made available true, correct, and complete copies of the following documents with respect to all Company Plans and Company Benefit Arrangements to Aether: (A) all plan or arrangement documents, including but not limited to trust agreements, insurance policies, service agreements and formal and informal amendments to each; (B) the most recent Forms 5500 or 5500C/R and any attached financial statements and related actuarial reports, and those for the prior three years; (C) the last IRS determination letter, the last IRS determination letter that covered the qualification of the entire plan (if different), and the materials submitted to obtain those letters; (D) summary plan descriptions and summaries of material modifications, and any prospectuses that describe the Company Benefit Arrangements or Company Plans; (E) written descriptions of all non-written agreements relating to any such plan or arrangement; (F) all reports submitted within the three years preceding the date of this Agreement by third-party administrators, actuaries, investment managers, consultants, or other independent contractors (other than participant statements); (G) all notices that the IRS, Department of Labor or any other governmental agency or entity issued to the Company within the four years preceding the date of this Agreement; (H) employee manuals or handbooks containing personnel or employee relations policies; (I) the most recent quarterly listing of workers' compensation claims and a schedule of workers' compensation claims of the Company for the last three fiscal years; and (J) any other documents Aether has requested;

                 (ii) the Qualified Plans qualify under Section 401(a) of the Code, and nothing has occurred with respect to the operation of any Qualified Plan that could cause the imposition of any liability, lien, penalty, or tax under ERISA or the Code; each Company Plan and each Company Benefit Arrangement has been maintained in all material respects in accordance with its constituent documents and with all applicable provisions of domestic and foreign laws, including federal and state securities laws and any reporting and disclosure requirements; with respect to each Company Plan, no transactions prohibited by Code Section 4975 or ERISA Section 406 and no breaches of fiduciary duty described in ERISA Section 404 have occurred, and no Company Plan contains any security issued by any Related Employer;

                 (iii) the Related Employers have never sponsored or maintained, had any obligation to sponsor or maintain, or had any liability (whether actual or contingent, with respect to any of their assets or otherwise) with respect to any Benefit Plan subject to Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA (including any Multiemployer Plan);

                 (iv) there are no pending claims (other than routine benefit claims) or lawsuits that have been asserted or instituted by, against, or relating to, any Company Plans or Company Benefit Arrangements, nor to the Company's Knowledge is there any basis for any such claim or lawsuit. No Company Plans or Company Benefit Arrangements are or have been under audit or examination (nor has notice been received of a potential audit or examination) by any domestic or foreign governmental agency or entity, and no matters are pending with respect to any Company Plan under the IRS's Employee Plans Compliance Resolutions System or any successor or predecessor program;

                 (v) [except as set forth in Schedule 4.9(b),] no Company Plan or Company Benefit Arrangement contains any provision or is subject to any law that would accelerate or vest any benefit or require severance, termination or other payments or trigger any liabilities as a result of the transactions this Agreement contemplates; no Related Employer has declared or paid any bonus or incentive compensation related to the transactions this Agreement contemplates; and no payments under any Company Plan or Company Benefit Arrangement would, individually or collectively, be nondeductible under Code
Section 280G;

                 (vi) all reporting, disclosure, and notice requirements of ERISA and the Code have been satisfied with respect to each Company Plan and each Company Benefit Arrangement;

                 (vii) each Related Employer has paid all amounts it is required to pay as contributions to the Company Plans as of the date of this Agreement; all benefits accrued under any unfunded Company Plan or Company Benefit Arrangement will have been paid, accrued, or otherwise adequately reserved in accordance with GAAP as of the date of this Agreement; and all monies withheld from employee paychecks with respect to Company Plans have been transferred to the appropriate plan within the time applicable regulations specify;

                 (viii) to Cerulean's Knowledge, no statement, either written or oral, has been made by the Related Employers to any person with regard to any Company Plan or Company Benefit Arrangement that was not in accordance with the Company Plan or Company Benefit Arrangement and that would involve a material increase in expense or liability under such plan or arrangement;

                 (ix) the Related Employers have no liability (whether actual, contingent, with respect to any of its assets or otherwise) with respect to any Benefit Plan or Benefit Arrangement that is not a Company Plan or Company Benefit Arrangement or with respect to any Benefit Plan sponsored or maintained (or which has been or should have been sponsored or maintained) by any ERISA Affiliate; and

                 (x) all group health plans of the Related Employers materially comply with the requirements of Part 6 of Title I of ERISA ("COBRA"), Code Section 5000, and the Health Insurance Portability and Accountability Act; the Related Employers have no liability under or with respect to COBRA for their own actions or omissions or those of any predecessor; the Related Employers' voluntary employee beneficiary association, if any, is exempt from tax and complies with all requirements applicable to it; no employee or former employee (or beneficiary of either) of a Related Employer is entitled to receive any benefits, including, without limitation, death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than as applicable laws require.

         Section 4.10 Labor and Employment Matters. With respect to employees of and service providers to the Related Employers:

         (a) the Related Employers are complying and have complied in all material respects with all applicable domestic and foreign laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and no claims or investigations are pending or, to the Knowledge of Cerulean, threatened with respect to such laws, either by private individuals or by governmental agencies and all employees are at-will;

         (b) no Related Employer is or has been engaged in any unfair labor practice, and there is not now, nor within the past three years has there been, any unfair labor practice complaint against any Related Employer pending or, to the Knowledge of Cerulean, threatened, before the National Labor Relations Board or any other comparable foreign or domestic authority or any workers' council;

         (c) no labor union represents or has ever represented the Related Employers' employees and no collective bargaining agreement is or has been binding against any Related Employer. No Related Employer is currently negotiating to create such agreements. No grievance or arbitration proceeding arising out of or under collective bargaining agreements or employment relationships is pending, and no claims therefor exist or have, to the Knowledge of Cerulean, been threatened;

         (d) no labor strike, lock-out, slowdown, or work stoppage is or has ever been pending or threatened against or directly affecting any Related Employer; and

         (e) all persons who are or were performing services for any Related Employer and are or were classified as independent contractors do or did satisfy and have satisfied the requirements of law to be so classified, and the appropriate Related Employer has fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

         Section 4.11 Insurance. Schedule 4.11 to the Company Disclosure Schedule sets forth (a) an accurate list of each material insurance policy providing coverage for liability exposure

(including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) to which each of Cerulean and its Subsidiaries is currently, or has been during the past three years, a party, a named insured or otherwise the beneficiary of coverage and
(b) all insurance loss runs or workers' compensation claims received for the past three policy years. With respect to each such insurance policy, to the Knowledge of each of Cerulean and its Subsidiaries: (a) the policy is legal, valid, binding, enforceable and in full force and effect; (b) there will be no breach or other violation of the policy resulting from the Transactions; and
(c) each of Cerulean and its Subsidiaries is not in breach or default (including with respect to the payment of premiums or the giving of notices); and (d) no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy.

         Section 4.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based on any arrangement or agreement made by or on behalf of each of Cerulean and its Subsidiaries.

         Section 4.13    Taxes.

         (a) Except as set forth on Schedule 4.13(a), each of Cerulean and its Subsidiaries has timely filed all Tax Returns that were required to be filed and all such Tax Returns are true, correct and complete in all respects.

         (b) Each of Cerulean and its Subsidiaries has paid in full on a timely basis all Taxes owed by it, whether or not shown on any Tax Return.

         (c) Except as set forth on Schedule 4.13(c), no claim has ever been made by an authority in a jurisdiction where Cerulean or any of its Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

         (d) The liability of Cerulean and its Subsidiaries for unpaid Taxes did not as of the dates of the Financial Statements described in Section 4.6, exceed the liability accruals for Taxes (excluding reserves for deferred Taxes) set forth on such Financial Statements. The liability of Cerulean and its Subsidiaries for unpaid Taxes as of the Effective Day will not exceed such accruals as set forth on the Financial Statements dated as of June 30, 2000.

         (e) There are no ongoing audits, examinations or claims against Cerulean or any of its Subsidiaries for Taxes, and no written notice of any audit, examination, or claim for Taxes has been received.

         (f) No director or officer (or employee responsible for Tax matters) of Cerulean or any of its Subsidiaries expects any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed.

         (g)     Cerulean has a taxable year ending on December 31.

         (h) Each of Cerulean and its Subsidiaries currently utilizes the accrual method of accounting for income tax purposes and such method of accounting has not changed since its incorporation. Neither Cerulean nor any of its Subsidiaries has agreed to, and neither Cerulean nor any of its Subsidiaries is or will be required to, make any adjustments under Code section 481(a) as a result of a change in accounting methods.

         (i) Each of Cerulean and its Subsidiaries has withheld and paid over to the proper Governmental Authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

         (j) Neither Cerulean nor any of its Subsidiaries has entered into any agreement extending, or having the effect of extending, the period of assessment or collection of any Taxes and no power of attorney with respect to any Taxes has been executed or filed with the IRS or any other taxing authority.

         (k) Copies of filed Tax Returns of each of Cerulean and its Subsidiaries for taxable years beginning after December 31, 1996, and copies of any Tax examinations, audit reports, or notices of deficiencies of each of Cerulean and its Subsidiaries, without regard to time, have been delivered to Aether.

         (l) To the Knowledge of the Company, there are (and as of immediately following the Closing there will be) no Liens on the assets of Cerulean or any of its Subsidiaries relating or attributable to Taxes (other than Permitted Liens).

         (m) There is no reasonable basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien (other than Permitted Liens) on the assets of Cerulean or any of it Subsidiaries.

         (n) Neither Cerulean nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code).

         (o) Neither Cerulean nor any of its Subsidiaries is, or has ever been, a party to a Tax sharing, Tax indemnity or Tax allocation agreement, and neither Cerulean nor any of its Subsidiaries has assumed the Tax liability of any other Person under contract.

         (p) Neither Cerulean nor any of its Subsidiaries is, or has ever been, a "United States real property holding corporation" within the meaning of
Section 897(c)(2) of the Code.

         (q) Neither Cerulean nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return other than a group of which Cerulean is the common parent. Neither Cerulean nor any of its Subsidiaries has any liability for the Taxes of another Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

         (r) Neither Cerulean nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.

         (s) Neither the Company nor any Subsidiary has or had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, or is otherwise subject to Tax in any foreign country.

         (t) As of December 31, 1999, neither the Company nor any Subsidiary has any excess loss account (as defined in Treas. Reg. Section 1.1502-19) with respect to any Subsidiary.

         (u) Schedule 4.13(u) to the Company Disclosure Schedule sets forth the amount of any net operating loss, net capital loss, unused investment, foreign tax or other credit allocable to Cerulean or any of its Subsidiaries.

         Section 4.14 Environmental Matters. Each of Cerulean and its Subsidiaries is in compliance in all material respects with all environmental laws, rules, regulations and standards promulgated, adopted or enforced by the Environmental Protection Agency ("EPA") and of similar agencies in states in which they conduct their respective businesses, except for violations of laws, rules, regulations or standards that have not had and would not reasonably be expected to have a Material Adverse Effect on Cerulean. There is no suit, claim, action or proceeding now pending before any court, governmental agency or board or other forum or, to the Knowledge of each of Cerulean and its Subsidiaries, threatened by any Person, (a) for alleged noncompliance with any environmental law, rule or regulation or (b) relating to the discharge or release into the environment of any hazardous material or waste at or on a site presently or formerly owned, leased or operated by each of Cerulean and its Subsidiaries.

         Section 4.15     Intellectual Property.

        (a) Schedule 4.15(a) to the Company Disclosure Schedule lists: (i) all applications and registrations for patents, copyrights, trademarks, service marks and trade dress which are included in the Company Intellectual Property and are owned by or on behalf of each of Cerulean and its Subsidiaries; (ii) all material hardware products and tools, software products and tools, and services that are currently published, offered, or under development by Cerulean; (iii) all material licenses, sublicenses and other agreements to which each of Cerulean and its Subsidiaries is a party and pursuant to which each of Cerulean and its Subsidiaries authorizes any other person to use the Company Intellectual Property or exercise any other right with regard thereto except licenses entered into in the ordinary course of business with end users and resellers; and (iv) all agreements with third parties pursuant to which Cerulean and its subsidiaries are granted the right to use material Third Party Intellectual Property.

         (b) In addition to Intellectual Property defined in Section 1.1, Company Intellectual Property also consists of (i) items and rights solely owned by Cerulean, and (ii) any and all inventions conceived or reduced to practice on or before the Closing Date by Cerulean employees and officers in the course of their employment with Cerulean or any party that has an obligation to assign such inventions to Cerulean.

         (c) Each of Cerulean and its Subsidiaries has all rights, title and interest in the Company Intellectual Property, and all necessary licenses, permissions and other rights in the Third Party Intellectual Property, necessary to carry out the business of Cerulean or its

Subsidiaries as it has been, is currently, or is reasonably anticipated (as of the date of this Agreement and as of the Closing) by Cerulean and its Subsidiaries to be conducted.

         (d) To its knowledge, each of Cerulean and its Subsidiaries is the rightful owner of any and all rights in Company Intellectual Property for its current technologies or those under development by Cerulean or its subsidiaries on or before the Closing Date, including without limitation rights to make, use, import, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign, and sell the Company Intellectual Property and products embodying the Company Intellectual Property, in all fields of use, in each country in which Cerulean conducts business, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

         (e) Each of Cerulean and its Subsidiaries has obtained the rights to Company Intellectual Property in writing from its officers, employees and third parties, including independent contractors and sub- contractors to assign, license, sublicense, transfer or grant any and all the rights and licenses conveyed under this Agreement.

         (f) All necessary registration, maintenance and renewal fees currently due have been made with respect to, and all necessary documentation, recordations and certifications have been filed with the relevant authorities for purposes of maintaining, all Company Intellectual Property applications and registrations listed on Schedule 4.15(a) to the Company Disclosure Schedule.

         (g) Each of Cerulean and its Subsidiaries' employees and officers has taken any and all reasonably necessary steps to protect material Company Intellectual Property (except for the filing of patent applications), including securing patent, copyright, trademark, trade secret, mask works or other intellectual property rights (except patents), as appropriate, in works of authorship, inventions, trade secrets and other confidential information conceived or reduced to practice on or before the Closing Date. Each of Cerulean and its Subsidiaries' employees and officers has exercised reasonable efforts and due diligence to protect such Company Intellectual Property and has not engaged or will not engage in an act or omission that would prevent, now, or in the future, securing or protecting Company Intellectual Property and rights in current technologies or those under development. Each of Cerulean and its Subsidiaries, employees, or officers has not engaged in any act or omission that would constitute a bar to the U.S. patentability of any patent applications listed on Schedule 4.15(a) to the Company Disclosure Schedule, or any patent applications being prepared for filing, including but not limited to, any publication, public use, or offer for sale of an invention.

         (h) Each of Cerulean and its Subsidiaries, employees, or officers has complied with the required duty of candor before the United States Patent and Trademark Office in connection with any patent application filed on behalf of Cerulean or in connection with any Company Intellectual Property.

         (i) Each of Cerulean and its Subsidiaries' current use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of, or use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of any Company Intellectual Property currently reasonably anticipated by Cerulean (including rights in any product, work, technology, service or process) does not, to Cerulean's Knowledge, interfere with, infringe upon, or misappropriate any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other Intellectual Property right, right of privacy or right in personal data of any person.

         (j) Each of Cerulean and its Subsidiaries' commercially available products, including hardware or software products and tools, services, or technologies, either alone or in combination, do not, to Cerulean's Knowledge, infringe any patent or other intellectual property right or similar right of a third party.

         (k) The current marketed versions of each of Cerulean and its Subsidiaries' products substantially conform to the current published specifications and marketing materials relating to such products.

         (l) Each of Cerulean and its Subsidiaries has obtained written agreements from all of its officers, employees and third party contractors or agents (other than its law firms, accounting firms and other professional advisors that are subject to preexisting confidentiality obligations to Cerulean) to not assert any intellectual property right, including any patent, copyright, trademark, trade secret, rights in mask works or other intellectual property rights, included in or relating to the Company Intellectual Property.

         (m) Each of Cerulean and its Subsidiaries is not, nor as a result of the execution or delivery of this Agreement, or performance of Cerulean's obligations hereunder, will each of Cerulean and its Subsidiaries be, in violation or default of any license, sublicense or other agreement to which each of Cerulean and its Subsidiaries is a party or otherwise bound. The consummation of the transactions contemplated by this Agreement will not trigger the release of any of each of Cerulean and its Subsidiaries' source code to any third party. Each of Cerulean and its Subsidiaries is not in breach or default in any respect under any agreement or arrangement relating to Third Party Intellectual Property, nor has each of Cerulean and its Subsidiaries given or received a notice of default under any agreement or arrangement relating to Third Party Intellectual Property incorporated in each of Cerulean and its Subsidiaries' products, including hardware or software products and tools, services, or technologies. Except as set forth on Schedule 4.15(m) to the Company Disclosure Schedule, each item of Intellectual Property owned or used by each of Cerulean and its Subsidiaries immediately prior to the Closing hereunder will continue to be owned or available for use by the Surviving Corporation on identical terms and conditions immediately subsequent to the Closing hereunder.

         (n) Except as set forth in Schedule 4.15(n) to the Company Disclosure Schedule, each of Cerulean and its Subsidiaries is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by Cerulean in the Company Intellectual Property or the Third Party Intellectual Property.

         (o) Except as set forth in Schedule 4.15(o) to the Company Disclosure Schedule, no claim, complaint, demand or notice (i) challenging the validity, effectiveness, enforceability or ownership by Cerulean of any of the Company Intellectual Property, (ii) charging that either Cerulean or any Subsidiary has not performed its obligations under any license, sublicense, or agreement relating to the Third Party Intellectual Property, (iii) to the effect that the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of, or Cerulean's reasonably anticipated use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of any Company Intellectual Property (including rights in any product, work, technology, service or process as used, provided or offered at any time) interferes with, infringes upon, or misappropriates or will interfere with, infringe upon, or misappropriate any Intellectual Property or other proprietary or personal right of any person, has ever been, to the Knowledge of Cerulean, alleged, asserted or threatened by any person, nor, to the Knowledge of Cerulean, are there nor has there ever been any valid grounds for any bona fide claim, complaint, demand or notice of any such kind.

         (p) To the Knowledge of Cerulean, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, employee or former employee.

         (q) Except as set forth on Schedule 4.15(q) to the Company Disclosure Schedule, no parties other than Cerulean possess any current or contingent rights to any source code which is part of the Company Intellectual Property.

         (r) Schedule 4.15(r) to the Company Disclosure Schedule lists all Persons who have created any portion of, or otherwise have any rights as authors or inventors in or to, the Company Intellectual Property. Cerulean has secured from all such Persons, including all Persons currently or formerly employed or engaged as an employee or consultant, valid and enforceable written assignments of any such work or other rights, confidentiality agreements, and non-disclosure agreements for the purpose of protecting the confidential information of Cerulean and has made available true and complete copies of such assignments and agreements to the Surviving Company.

         (s) Schedule 4.15(s) to the Company Disclosure Schedule includes a true and complete list of support and maintenance agreements relating to Company Intellectual Property.

         (t) Neither Cerulean nor any of its Subsidiaries has granted any exclusive licenses in the Company Intellectual Property to third parties, and no Person has a license to use or the right to acquire a license to use any future version of Cerulean's software programs or any future product based on the Company Intellectual Property other than a right to license such updates to, new releases of and new versions of Cerulean's software programs that Cerulean makes generally available to its licensees.

         Section 4.16 Books and Records. The books and records, minutes books, stock record books and other records of each of Cerulean and its Subsidiaries and all of its Subsidiaries, all of which have been made available to Aether, are complete and correct in all material respects and have been maintained in accordance with sound business practices, except for minutes of meetings of the Board of Directors that have not been completed or approved by the Board of Directors as of the date of this Agreement (provided that summaries of any such minutes have been made available to Aether). The respective minutes books of each of Cerulean and its Subsidiaries and each of its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders and the Boards of Directors of each of

Cerulean and its Subsidiaries. Cerulean has not engaged in any transactions that individually or in the aggregate are material to Cerulean and its Subsidiaries that have not been reflected in its books and records.

         Section 4.17 Transactions with Affiliates. Except as set forth on Schedule 4.17 to the Company Disclosure Schedule, since December 31, 1999, neither Cerulean nor any of its Subsidiaries has entered into any transaction with any current director, officer or 5% or larger stockholder of each of Cerulean and its Subsidiaries, and all ongoing contracts with any director or officer are on arms' length terms no less favorable to each of Cerulean and its Subsidiaries than would have been obtained from any unaffiliated third party.

         Section 4.18 Reliance. In entering into this Agreement, Cerulean has relied solely on representations made in this Agreement, including the Aether SEC Reports, and any certificates and documents required to be provided by Aether and Merger Sub pursuant to this Agreement. Cerulean has been represented by counsel and has had sufficient opportunity to examine and understand the business and assets of Aether.

         Section 4.19 Disclosure. All written agreements, lists, schedules, instruments, exhibits, documents, certificates, reports, statements and other writings furnished to Aether and any of its Representatives pursuant hereto or in connection with this Agreement or the transactions contemplated hereby, are and will be complete and true copies of such materials. No representation or warranty by Cerulean contained in this Agreement, in the Schedules attached to the Company Disclosure Schedule or in any certificate furnished or to be furnished in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading.

         Section 4.20     Material Contracts.

         (a) Schedule 4.20(a) to the Company Disclosure Schedule is a complete and accurate list of all agreements to which Cerulean or any of its Subsidiaries is a party that obligates Cerulean or any Subsidiary to pay, or entitles them to receive, amounts of $10,000 or greater ("Material Contracts"). All Material Contracts are in full force and effect and are not subject to any default thereunder by any party.

         (b) Cerulean has obtained, or will obtain prior to the Effective Time, all necessary consents, waivers and approvals of parties to those Material Contracts that are specifically identified on Schedule 4.20(b) that
(i) are required in connection with any of the transactions contemplated hereby, (ii) are required by any governmental agency or other third party, or
(iii) are advisable in order that any such Material Contract remain in effect without modification after the Merger and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit ("Company Third Party Consents"). All Company Third Party Consents are listed in Schedule 4.5 to the Company Disclosure Schedule.

         Section 4.21 Real Property. Cerulean does not own and never has owned any Real Property in fee. "Real Property" means all interests in real property, including, without limitation, improvements, and fixtures located on such real property. All oral or written leases, subleases, licenses, concession agreements or other use or occupancy agreements pursuant to which Cerulean leases to or from any other party any real property, including all renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (collectively, the "Leases"), are valid and in full force and effect, and have not been assigned, modified, supplemented or amended. Cerulean leases all Real Property necessary to conduct its business. Cerulean has made available to Aether true and complete copies of all of the Leases, all amendments thereto, and all material correspondence related thereto, including all correspondence pursuant to which any party to any of the Leases declared a default thereunder or provided notice of the exercise of any operation granted to such party under such Lease. The Leases and Cerulean's interests thereunder are free of all Liens, other than Permitted Liens.

         Section 4.22 Personal Property. Schedule 4.22 to the Company Disclosure Schedule sets forth an accurate list of all personal property owned or leased by Cerulean with a current book value in excess of $25,000. Cerulean currently owns or leases all personal property necessary to conduct the business and operations of Cerulean.



                                   ARTICLE V.

            REPRESENTATIONS AND WARRANTIES OF AETHER AND MERGER SUB

         Each exception set forth in the Aether Disclosure Schedule to the representations and warranties in this Article V, if any, and each other matter set forth in the Aether Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual Section of this Agreement and relates only to such Section, except to the extent that one section of the Aether Disclosure Schedule specifically refers to another section thereof. Except as set forth in the Company Disclosure Schedule, Parent and Merger Sub represent and warrant to the Company as follows:

         Section 5.1 Organization and Qualifications; Subsidiaries. Each of Aether and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where failure to obtain such approvals would not have a Material Adverse Effect upon Aether. Each of Aether and Merger Sub is duly qualified or licensed as a foreign corporation, partnership or limited liability company to transact business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary and where the failure to so qualify would cause a Material Adverse Effect upon such entity. Merger Sub is a direct, wholly-owned Subsidiary of Aether.

         Section 5.2 Charter and Bylaws. Complete and correct copies of the certificate of incorporation and bylaws of Aether and Merger Sub, as amended to date, have been made available to Cerulean. Such Organizational Documents are in full force and effect and have not been amended or modified in any respect. Aether is not in violation of any provision of its Organizational Documents. No Subsidiary of Aether is in violation of any provision of its Organizational Documents.

         Section 5.3 Capitalization. The authorized capital stock of Aether consists of 1,000,000,000 shares of Aether Common Stock, par value $.01 per share, and 1,000,000 shares of preferred stock of Aether, par value $.01 per share. As of July 31, 2000, (i) (A) 38,145,125 shares of Aether Common Stock were outstanding, all of which were validly issued, fully paid and nonassessable, and (B) zero (0) shares of preferred stock of Aether were issued and outstanding; and (ii)(A) 5,104,448 shares of Aether Common Stock were reserved for issuance under Aether employee or director benefit programs (collectively, the "Aether Stock Plans") and for exercise of outstanding warrants, (B) 100 shares of Aether Common Stock were classified as treasury shares, (C) Options to purchase 4,072,615 shares of Aether Common Stock were issued and outstanding, and (D) warrants to purchase 1,031,833 shares of Aether Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable. Except as set forth above, as of July 31, 2000, no shares of Aether Common Stock or other voting securities of Aether were issued, reserved for issuance or outstanding. All shares of Aether Common Stock subject to issuance as aforesaid and all shares of Aether Common Stock subject to issuance as Merger Consideration, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Aether to repurchase, redeem or otherwise acquire any shares of Aether Common Stock or any other shares of capital stock of Aether, or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of Aether or any other Person, other than a wholly-owned Subsidiary of Aether or a Person wholly-owned by one or more wholly-owned Subsidiaries of Aether. Each outstanding share of capital stock of each Subsidiary of Aether is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Aether or any Subsidiary of Aether is owned free and clear of any Liens except that the shares of OmniSky Corporation that are owned by a Subsidiary of Aether are subject to certain transfer restrictions. All of the shares of Aether Common Stock to be issued pursuant to the terms of this Agreement have been duly authorized and, upon consummation of the Merger, shall be validly issued, fully paid and nonassessable, and will be free of restrictions on transfer, other than restrictions on transfer under applicable state and federal securities laws.

         Section 5.4 Authority Relative to This Agreement. Aether and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Aether and Merger Sub, the performance by Aether and Merger Sub of its obligations hereunder and the consummation by Aether and Merger Sub of the Transactions have been duly and validly approved by the Board of Directors of Aether and Merger Sub, and no other corporate proceedings on the part of Aether and Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the Merger Filing). This Agreement has been duly and validly executed and delivered by Aether and Merger Sub and, assuming the due authorization, execution and delivery thereof by Cerulean, constitutes the legal, valid and binding obligation of Aether and Merger Sub, enforceable against Aether and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

         Section 5.5 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by Aether and Merger Sub do not, and the performance of their respective obligations under this Agreement and the consummation of the Transactions by Aether and

Merger Sub will not, (a) conflict with, result in a breach of, cause a dissolution or require the consent or approval of any Person under, or violate any provision of, the Organizational Documents of Aether or Merger Sub, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, the Securities Act, the Blue Sky Laws and the HSR Act, in each case, including any rules and regulations promulgated thereunder, (ii) the Merger Filing, (iii) the Company Stockholder Approval, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect, (c) subject to the making of the filings and obtaining the approvals identified in clause (b), conflict with or violate any Law, judgment, order, writ, injunction or decree applicable to Aether or Merger Sub or by which any property or asset of Aether or Merger Sub is bound or affected, which conflict or violation would result in a loss of material benefits to or in any material liability to Cerulean, Aether or the Surviving Corporation, or (d) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss by Aether or Merger Sub or modification in a manner materially adverse to Aether or Merger Sub of any right or benefit under, or give to others any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of a Lien or other encumbrance on any Aether Common Stock issued pursuant to the Merger or any material property or asset of Aether or Merger Sub or any Subsidiary of Aether or Merger Sub pursuant to, any Contract of Aether or Merger Sub, except, in each case, such as would not, individually or in the aggregate have a Material Adverse Effect on Aether. Assuming delivery by the Company of completed questionnaires from all holders of the Company Preferred Stock, not more than five of whom shall fail to qualify as "Accredited Investors" within the meaning of Rule 501(a) of the Securities Act, the offer, issuance, sale and delivery of shares of Aether Common Stock in accordance with the terms of this Agreement is exempt from the registration requirements of the Securities Act.

         Section 5.6 SEC Reports and Financial Statements. Since October 26, 1999, Aether has filed all forms, reports, schedules and documents required to be filed with the SEC under the Securities Act or the Exchange Act. Each form, report, schedule, registration statement and definitive proxy statement filed by Aether with the SEC prior to the date hereof (as such documents have been amended prior to the date hereof, the "Aether SEC Reports"), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of the Aether SEC Reports, as of the date on which such SEC Report was declared effective pursuant to the Securities Act or the date on which such SEC Report was filed pursuant to the Exchange Act, as applicable, contained or contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Aether and its Subsidiaries included in such reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP, consistently applied (except, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments) the consolidated financial position of Aether and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

         Section 5.7 Brokers. Other than Friedman, Billings & Ramsey, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based on any arrangement or agreement made by or on behalf of Aether.

         Section 5.8 Merger Sub. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever nor entered into any agreement or arrangement with any person.

         Section 5.9 Reliance. In entering into this Agreement, Aether and Merger Sub have relied solely on representations made in this Agreement and any certificates and documents required to be provided by Cerulean pursuant to this Agreement. Aether and Merger Sub have been represented by counsel and have had sufficient opportunity to examine and understand the business and assets of Cerulean.

         Section 5.10     Absence of Changes.  Except as set forth in Schedule
5.10 to the Aether Disclosure Schedule, since the date of the most recent Aether SEC Report that has been filed with the SEC, there has not occurred or arisen any event that, individually or in the aggregate, has had or, insofar as can be reasonably foreseen, would have a Material Adverse Effect on Aether or any of its Subsidiaries.


                                  ARTICLE VI.

                                   COVENANTS

         Section 6.1 Notification of Certain Matters. Each of the parties hereto shall give prompt notice to the other parties hereto of the occurrence or nonoccurrence of any event of which such party becomes aware, the occurrence or nonoccurrence of which would be reasonably likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (b) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in any material respect. The delivery of any notice pursuant to this Section 6.1 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 6.2 Further Action, Reasonable Efforts; Consents and Approvals. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions in as expeditious a manner as is reasonably practicable, including, without limitation, using commercially reasonable efforts to obtain the licenses, permits, consents, approvals, authorizations, certificates, qualifications and orders of the third parties identified on, and make the filings set forth on Schedule 6.2 (collectively "Consents"), except the Company shall not be required to obtain any Consent identified in Schedule 6.2 if the failure to obtain such Consent would not have a Material Adverse Effect on Cerulean or Aether. Cerulean shall, as soon as possible prior to the Closing, deliver to Aether copies of all Consents obtained by Cerulean. Aether shall, as soon as possible prior to the Closing, deliver to Cerulean copies of all Consents obtained by Aether. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of Aether and Cerulean shall use its commercially reasonable efforts to take all such action. Prior to the Closing, each party shall use its commercially reasonable efforts not to take any action, or enter into any transaction, that would cause any of its representations or warranties contained in this Agreement to be untrue.

         Section 6.3      Regulatory Filings.

         (a) The parties have filed, and Cerulean has caused any shareholder of Company Capital Stock obligated to file, a Pre-Merger Notification and Report Form under the HSR Act ("HSR Filings").

         (b) Without limiting the generality of Section 6.2 hereof, Aether and Cerulean shall (i) take promptly all actions necessary to make the filings required of Aether, Cerulean, or any of their respective Affiliates in order to obtain any Requisite Regulatory Approval, (ii) comply at the earliest practicable date with any request for information or documentary material received by Aether, Cerulean, or any of their respective Affiliates from any Governmental Authority and (iii) cooperate with each other in connection with any such filing and with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any Governmental Authority.

         (c) In furtherance and not in limitation of the covenants contained in Section 6.2 and Section 6.3(b) hereof, each of Aether and Cerulean shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the Merger or any other transactions contemplated by this Agreement under any applicable law. If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any applicable law, each of Aether and Cerulean shall cooperate and use its reasonable best efforts vigorously to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger or any other transaction contemplated by the Agreement.

         (d) Each of Aether and Cerulean shall promptly inform the other of any communications received by such party or any of its Affiliates from any Governmental Authority regarding any of the transactions contemplated hereby, except communications received by Cerulean with respect to Contracts entered into with a Governmental Authority for purchase or sale of the Company's products in the ordinary course of business. Each of Aether and Cerulean shall advise the other promptly of any understandings, undertakings or agreements which such party or any of its Affiliates proposes to make or enter into with any Governmental Authority in connection with the transactions contemplated hereby. Neither Aether nor any of its Affiliates shall be obligated to enter into any undertakings, understandings or agreements with any Governmental Authority if such undertakings, understandings or agreements are reasonably unacceptable to Aether.

         Section 6.4 Conduct of Business of Cerulean Pending the Closing. From the date hereof through the Closing, except as expressly permitted or contemplated by this Agreement, unless Aether shall otherwise agree in writing prior to the taking of any action prohibited by the terms of this Section 6.4, Cerulean and its Subsidiaries shall conduct their operations and business in the ordinary and usual course of business and use reasonable best efforts (which shall not include any offer to pay any retention or stay bonus without Aether's consent) to keep available the services of its present officers and key employees and preserve the goodwill and business relationships with all Persons having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly permitted by this Agreement, prior to the Closing, without the prior written consent of Aether, neither Cerulean nor any of its Subsidiaries shall:

         (a)     amend or modify its Organizational Documents;

         (b) issue, sell, pledge or dispose of, grant or otherwise create, or agree to issue, sell, pledge or dispose of, grant or otherwise create any capital stock or other equity securities, any debt or other securities convertible into or exchangeable for any of its capital stock or other equity securities, or any Option with respect thereto, except for (i) the issuance of Company Common Stock upon conversion of the Company Preferred Stock, (ii) upon the exercise of outstanding Company Options or Company Warrants, or (iii) the issuance of Options to be granted to Cerulean employees in the ordinary course of business consistent with past practice.

         (c) purchase, redeem or otherwise acquire or retire, or offer to purchase, redeem or otherwise acquire or retire, any of its capital stock or other equity securities (including any Options with respect to any of its capital stock or other equity securities and any securities convertible or exchangeable into any of its capital stock or other equity securities), except the repurchase of capital stock at cost upon termination of employment or retirement in accordance with existing stock restriction agreements, or retirement of any Options upon exercise thereof, or any long term debt;

         (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity securities, or subdivide, reclassify, recapitalize, split, combine or exchange any of its capital stock or other equity securities;

         (e) incur or become contingently liable with respect to any indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities, except for additional indebtedness incurred under existing debt agreements or credit facilities, or new credit facilities;

         (f) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business entity;

         (g) mortgage or otherwise encumber or subject to any Lien other than Permitted Liens, or sell, transfer or otherwise dispose of, any assets or properties that are material, individually or in the aggregate, to Cerulean and its Subsidiaries, taken as a whole, other than

Liens incurred in the ordinary course of business consistent with past practice, and sales and dispositions in the ordinary course of business consistent with past practice;

         (h) except in the ordinary course of business consistent with past practice (which shall include normal periodic performance reviews and related benefit increases) or pursuant to the existing terms of any collective bargaining agreement, Cerulean will not, nor will it permit any of the Subsidiaries to (i) hire or terminate any employee or consultant; (ii) increase in any manner the compensation of any of the officers or other employees of Cerulean or any of its Subsidiaries; (iii) adopt, amend, terminate, or increase liability with respect to any Company Plan or Company Benefit Arrangement or commit to do so; or (iv) enter into, or negotiate, any collective bargaining agreement with respect to employees of Cerulean or any of its Subsidiaries except as required by law, in which case Cerulean or such Subsidiary shall first notify Aether;

         (i) take any action, other than reasonable actions in the ordinary course of business, with respect to accounting policies or procedures (including Tax accounting policies, procedures and elections relating to Taxes that would apply to Cerulean and its Subsidiaries, Aether or the Surviving Corporation after the Merger), except as may be required by GAAP, consistently applied, or Law;

         (j) settle any material audit or litigation or, except as required by Law, amend in any respect any Tax Return;

         (k) enter into, modify, amend, extend or terminate any agreement or agreements for goods, property rights or services with (i) any director or officer, or any Affiliate of any such Person, or (ii) any other Person which obligates Cerulean, or any Affiliate of Cerulean, to pay in excess of $25,000 in any twelve (12) month period other than in the ordinary course of business consistent with past practice; provided, however, that Cerulean may offer employment to individuals consistent with past practice; or

         (l) authorize any of, or commit or agree to take any of, the foregoing actions.

         Section 6.5 Access to Information. From the date hereof to the Effective Time, each of Cerulean and Aether shall (and shall cause their respective Subsidiaries and Representatives to) afford the other's Representatives with reasonable access at all reasonable times during normal business hours to its officers, employees, agents, properties, offices, plants and other facilities, books, records and Tax Returns, and shall furnish such Representatives with all financial, operating and other data and information as may be reasonably requested. All such information shall be subject to the letter agreement between Cerulean and Aether dated August 11, 2000 regarding confidentiality (the "Confidentiality Agreement") which shall remain in full force and effect.

         Section 6.6      No Solicitation.

         (a) Cerulean shall not, and it shall instruct its Representatives (including, without limitation, any investment banker, attorney or accountant retained by Cerulean or a Subsidiary of Cerulean) not to, directly or indirectly, for or on its behalf (i) initiate, solicit or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, or business combination of Cerulean or any of its Subsidiaries, or the sale of assets representing a substantial portion of the assets of Cerulean and its Subsidiaries, taken as a whole, or the sale of shares of capital stock of Cerulean or any Subsidiary (other than to Cerulean or a Subsidiary of Cerulean or as permitted by Section 6.4 hereto), including, without limitation, by way of a tender offer or exchange offer by any Person other than the Transactions (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide to any Person or entity (other than Aether and its Representatives) any Confidential Information or data relating to Cerulean or any Subsidiary of Cerulean for the purposes of, or otherwise cooperate with or assist or participate in, facilitate or encourage, any inquiries or the making of any Acquisition Proposal, (iii) agree to, approve or recommend any Acquisition Proposal, or (iv) take any other action inconsistent with the obligations and commitments assumed by Cerulean pursuant to this Section 6.6; provided, however, that nothing contained in this Agreement shall prevent Cerulean or its Board of Directors from furnishing Confidential Information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal to Cerulean or its stockholders, if and only to the extent that (1) the Board of Directors of Cerulean determines in good faith (after consultation with outside legal counsel) that such action is required for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law, and (2) prior to furnishing such Confidential Information to, or entering into discussions or negotiations with, such person or entity, Cerulean receives from such person or entity an executed confidentiality agreement. Cerulean and its Representatives will immediately cease and cause to be terminated any existing activities, discussions or negotiations by Cerulean or its Representatives with any parties conducted heretofore with respect to any of the foregoing. In addition, notwithstanding the provisions of this Section 6.6 or any other provision of this Agreement, Cerulean may withdraw, modify, or refrain from making its recommendation in accordance with
Section 6.8 provided that it simultaneously terminates this Agreement in accordance with its terms and pays to Parent the Termination Fee.

         (b) Cerulean shall (i) promptly notify Aether in writing after receipt by Cerulean (or its Representatives) of any Acquisition Proposal or any inquiries indicating that any Person is considering making or wishes to make an Acquisition Proposal, which notification shall be in writing and shall contain the principal financial terms of any such Acquisition Proposal, and (ii) promptly notify Aether in writing after receipt of any request for Confidential Information relating to it or any of its Subsidiaries or for access to its or any of its Subsidiaries' properties, books or records by any person that, to Cerulean's Knowledge, may be considering making, or has made, an Acquisition Proposal.

         Section 6.7 Company Stockholder Meeting. Cerulean shall take all action necessary, in accordance with the DGCL and Cerulean's Organizational Documents, to

         (a) call a meeting of its stockholders (the "Company Meeting") to be held as promptly as practicable after the date of this Agreement but not later than September 18, 2000, and before terminating this Agreement to accept an Acquisition Proposal, for the purpose of considering and voting upon this Agreement and the Merger; or

         (b) solicit by written consent of stockholders (the "Written Consent") pursuant to Section 228 of the DGCL a consent of stockholders to this Agreement and the Merger

(in either case, the "Company Stockholder Approval"). The Board of Directors of Cerulean shall recommend that the stockholders of Cerulean approve this Agreement and vote in favor of the Merger; provided, however, that the Board of Directors of Cerulean, by action of a majority of the entire Board of Directors of Cerulean, may withdraw, modify or refrain from making such recommendation if such Board of Directors determines in good faith, after receipt of an Acquisition Proposal and after consultation with outside legal counsel, that the withdrawal or modification of or failure to make such recommendation is required for such Board of Directors to comply with its fiduciary duties under applicable law. The Company's obligation to call, give notice of, convene and hold the Company Meeting or solicit the Written Consent in accordance with this Section
6.7 shall not be limited or affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal, or by any withholding, withdrawal, amendment or modification of the recommendation of the Board of Directors of the Company with respect to this Agreement or the Merger.

         Section 6.8 Preparation of the Disclosure Statements. Cerulean will, as promptly as practicable, prepare the disclosure statements in connection with the vote of the stockholders of Cerulean in respect of the Merger. At the request of Cerulean and as soon as practicable, Aether shall provide Cerulean with all information deemed necessary in order for Cerulean and Aether to satisfy their disclosure obligations under the Securities Act in connection with the Company Stockholder Meeting, and Aether will cooperate with Cerulean in the preparation of such disclosure statements.

         Section 6.9 Public Announcements. At all times at or before the Closing, neither Cerulean nor Aether shall issue or make, directly or indirectly, any reports, statements or releases to the public with respect to this Agreement or the Transactions contemplated hereby without the prior written consent of the other, which consents shall not be unreasonably withheld or delayed; provided, however, that Cerulean and Aether may, without the prior written consent of the other, issue or make, directly or indirectly, any report, statement or release required by Law, its fiduciary obligations or any listing agreement or arrangement to which such Person is a party with a national securities exchange or national market system, if the other parties to this Agreement are so notified as soon as possible in advance of such report, statement or release and, to the extent practicable, given a reasonable opportunity to review and comment on the report, statement or release. The parties will agree to the text of the press releases announcing the signing of the Agreement prior to the issuance of such releases.

         Section 6.10 Accredited Investor Questionnaires. The Company shall obtain from each holder of Company Preferred Stock, and deliver to Aether, a questionnaire, in form and substance satisfactory to Aether, certifying whether such holder is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Laws, and including representations to the effect that such holder is willing to bear the economic risk of an investment in the Aether Common Stock and has the knowledge and experience necessary to evaluate the risks and merits of the investment.

         Section 6.11 Blue Sky. Aether shall use its commercially reasonable efforts to obtain prior to the Effective Time all approvals or permits required to carry out the transactions contemplated hereby under applicable Blue Sky Laws in connection with the issuance of shares of Aether Common Stock in the Merger and as contemplated by this Agreement; provided, however, that with respect to such qualifications neither Aether nor Cerulean shall be required to register or qualify as a foreign corporation or to take any action which would subject it to general service of process or taxation in any jurisdiction where any such entity is not now so subject.

         Section 6.12     Stockholder's Representative.

         (a) Upon the Effective Time and without further act of any stockholder of the Company, the Stockholders' Representative shall be appointed as agent and attorney-in-fact for each stockholder, for and on behalf of each such stockholder, with full power and authority to represent the Stockholders and their successors with respect to all matters arising under this Agreement and the Escrow Agreement, and all actions taken by the Stockholders' Representative hereunder shall be binding upon such stockholders and their successors as if expressly ratified and confirmed in writing by each of them. Without limiting the generality of the foregoing, the Stockholders' Representative shall have full power and authority, on behalf of all the stockholders of Cerulean and their successors, to interpret all the terms and provisions of this Agreement, to dispute or fail to dispute any Claim for Damages against the Escrow Amount made by an Indemnified Party, to assert Claims for Damages against any Indemnifying Party, to negotiate and compromise any dispute which may arise under this Agreement, to sign any releases or other documents with respect to any such dispute, and to authorize delivery of Escrow Amount pursuant to the Escrow Agreement or any other payments to be made with respect thereto. All determinations of the Stockholders' Representative shall be decided by a majority thereof in the event there is more than one Stockholders' Representative.

         (b) In performing any of their duties under this Agreement, or upon the claimed failure to perform his duties hereunder, the Stockholders' Representative shall not be liable to the stockholders of the Company for any damages, losses or expenses which they may incur as a result of any act, or failure to act under this Agreement or the Escrow Agreement; provided, however, that the Representative shall be liable for damages arising out of actions or omissions that both (i) were taken or omitted not in good faith and (ii) constituted willful misconduct or gross negligence under this Agreement or the Escrow Agreement. Accordingly, the Stockholders' Representative shall not incur any such Liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of his counsel given with respect to any questions relating to the duties and responsibilities of the Stockholders' Representative hereunder; or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Agreement or the Escrow Agreement, not only as to its due execution and to the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Stockholders' Representative shall in good faith believe to be genuine, to have been signed or presented by the purported proper person or persons and to conform with the provisions of this Agreement and the Escrow Agreement. The limitation of liability provisions of this Section shall survive the termination of this Agreement and the resignation of the Representative. The stockholders of Cerulean shall severally indemnify the Stockholders' Representative and hold him harmless against any loss, liability or expense (including any expenses of legal counsel retained by the Stockholders' Representative) incurred without willful default, gross negligence or bad faith on the part of the Stockholders' Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

         Section 6.13     Directors' and Officers' Indemnification and
Insurance.

         (a) From and after the Effective Time, subject to the limitations set forth in the first sentence of Section 7.3(e), the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers and directors of Cerulean and its Subsidiaries (the "Indemnified Officers/Directors") against all losses, expenses (including attorneys fees), claims, damages, liabilities or amounts ("Losses") that are paid in settlement (provided that such settlement has been approved by Aether) of, or otherwise in connection with, any claim, action, suit, proceeding or investigation, based in whole or in part on the fact that such person is or was a director or officer of Cerulean and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the Transactions), in each case, to the full extent permitted under the DGCL and Cerulean's certificate of incorporation and bylaws (to the extent permitted by applicable law), and under any agreements as in effect on the date of this Agreement (true and correct copies of which have been previously provided to Aether) (including rights to reimbursement or advancement of expenses and exculpation from liability).

         (b) For a period of three years from the Effective Time, the Surviving Corporation shall keep in effect provisions in its certificate of incorporation and bylaws providing for exculpation of director liability and indemnification of the Indemnified Officers/Directors to the fullest extent permitted under the DGCL, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the right of indemnification of the Indemnified Officers/Directors. The Surviving Corporation shall keep in effect and comply with the terms and conditions of the indemnification agreements between Cerulean and each of its directors in effect as of the date of this Agreement.

         (c) For a period of three years after the Effective Time, the Surviving Corporation shall maintain in effect the current policies of directors' and officers' liability insurance maintained by Cerulean, a true and correct summary of which is set forth on Schedule 6.13 to the Company Disclosure Schedule, or policies providing substantially the same coverage, covering persons who are currently covered by Cerulean's officers' and directors' liability insurance policies with respect to actions or omissions occurring at or prior to the Effective Time, to the extent that such policies are available.

         (d) The provisions of this Section 6.13 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Officers/Directors.

         Section 6.14 Tax-Free Reorganization. Aether, Merger Sub and Cerulean each acknowledges and agrees that (i) it intends the Merger to constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) to the extent permissible by law, each will report the Merger as such a reorganization within the meaning of Section 368(a) of the Code or similar provisions of state and local Tax laws in any and all federal, state and local income Tax returns filed by it. No party shall take any action either prior to or after the Effective Day that results in the Merger failing to qualify as a "reorganization" under Section 368(a) of the Code.

         Section 6.15 Notification of Certain Matters. Cerulean shall give prompt notice to Aether and Merger Sub, and Aether and Merger Sub shall give prompt notice to Cerulean, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the Cerulean, Aether or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (iv) any facts or circumstances arising that could reasonably be expected to result in a Material Adverse Effect.

         Section 6.16 Company Stockholders' Agreement. The Company shall use its commercially reasonable efforts to cause each stockholder of the Company named on the signature pages to the Stockholders Voting Agreement to execute and deliver to Parent, concurrently with the execution of this Agreement, and to comply with, the Stockholders Voting Agreement. The Company acknowledges and agrees to be bound by and comply with the provisions of
Section 1.4 of the Stockholders Voting Agreement as if a party thereto with respect to transfers of ownership of shares of the Company Capital Stock, and agrees to notify the transfer agent for any Company Capital Stock and provide such documentation and do such other things as may be necessary to effectuate the provisions of such Stockholders Voting Agreement.

         Section 6.17 Employee Retention. To the extent requested by Parent, Parent and the Company shall consult with each other promptly after the date hereof on the design and implementation of retention arrangements and noncompetition agreements to retain key employees of the Company and its subsidiaries. To the extent requested by Parent, the Company agrees to act in good faith and implement any such arrangements agreed upon between Parent and the Company and encourage the retention of key employees, and the Company hereby waives any claim it may have against Parent, any of Parent's affiliates or such employees resulting from any employment negotiations which they may undertake. Notwithstanding anything to the contrary contained herein, except as specifically set forth in Schedule 6.17, the failure of any employee to enter into any retention arrangement or noncompetition agreement shall not constitute a Material Adverse Effect.

         Section 6.18 Nasdaq Listing. Aether shall use commercially reasonable efforts to list on Nasdaq the shares of Aether Common Stock issued as Merger Consideration.

         Section 6.19 Form S-8. No later than 30 days after the Effective Time, Aether shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Aether Common Stock subject to Aether Options issued pursuant to Section 3.2(a) herein, unless such Aether Common Stock is already subject to an effective registration statement on Form S-8. Such registration statement shall be kept effective (and the current status of the prospectus required thereby shall be maintained in accordance with the relevant requirements of the Securities Act and the Exchange Act) at least for so long as any such Aether Options remain outstanding.

         Section 6.20 Leases. Cerulean shall use commercially reasonable efforts to obtain assignments of the leases described on Schedule 6.20 to Aether or the Surviving Company prior to the Closing Date.

                                  ARTICLE VII.

                                INDEMNIFICATION

         Section 7.1 General Indemnification. Each party (the "Indemnifying Party") covenants and agrees to indemnify, defend, protect and hold harmless the other parties and their respective officers, directors, employees, stockholders, assigns, successors and affiliates (individually, an "Indemnified Party" and collectively, "Indemnified Parties") from, against and in respect of:

         (a) all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by the Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                 (i) any breach of any representation or warranty of the Indemnifying Party set forth in this Agreement or any schedule or certificate delivered by or on behalf of the Indemnifying Party in connection herewith; or

                 (ii) any nonfulfillment of any covenant or agreement on the part of the Stockholders of the Indemnifying Party or, prior to the Effective Time, the Indemnifying Party, in this Agreement; and

         (b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 7.1.

         Section 7.2 Indemnification Procedures. All claims for indemnification under Section 7.1 ("Claims") shall be asserted and resolved as follows:

         (a) In the event that any Indemnified Party has a Claim against any Indemnifying Party which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice with respect to such Claim to the Stockholders' Representative if the Indemnified Party is an Aether Indemnified Party or Aether if the Indemnified Party is a Company Indemnified Party. The Indemnified Party's failure to give prompt notice or to provide copies of documents or to furnish relevant data shall not constitute a defense (in whole or in part) to any claim by the Indemnified Party against the Indemnifying Party for indemnification, except and only to the extent that such failure shall have caused or increased such liability or adversely affected the ability of the Indemnifying Party to defend against or reduce its liability. If the Indemnifying Party objects to such Claim, the Indemnifying Party shall provide written objection to the Indemnified Party within 30 days of receipt of the Claim Notice. In case an objection is made in writing in accordance with this
Section 7.2, the Indemnified Party shall have thirty (30) days to respond in a written statement to the objection. If after such thirty (30) day period there remains a dispute as to any Claims, the parties shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such Claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. The actions and decisions of the Stockholders' Representative shall be binding upon all Stockholders.

         (b) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall within 15 days of receipt of notice of such claim notify the Stockholders' Representative if the Indemnified Party is an Aether Indemnified Party or Aether if the Indemnified Party is a Company Indemnified Party of such Claim, specifying the nature of such Claim and the amount or the reasonably estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the "Claim Notice"). The Indemnifying Party (or its representative) shall have 30 days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not such party disputes the liability to the Indemnified Party hereunder with respect to such Claim and (ii) if such party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such Claim, provided that such party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnifying Party shall deem necessary or appropriate to protect the Indemnifying Party's interests. In the event that the Indemnifying Party (or its representative) notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to provide indemnification hereunder and desires to defend the Indemnified Party against such Claim and except as hereinafter provided, such party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by such party to a final conclusion, provided that such party may not settle any matter (in whole or in part) without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) and unless such settlement includes a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such Claim, whether by failure of such party to give the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against any such Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred. The actions and decisions of the Stockholders' Representative shall be binding upon all of the persons entitled to the Merger Consideration.

         (c) If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Stockholders' Representative if the Indemnified Party is an Aether Indemnified Party or Aether if the Indemnified Party is a Company Indemnified Party, any such Claim seeks or will likely result in material prospective or other relief which could have a Material Adverse Effect on the assets, liabilities (including without limitation Tax liabilities), financial condition or results of operations of the Company Indemnified Party, Aether or the

Surviving Company, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder, provided that such party may not settle any matter (in whole or in part) without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld). If the Indemnified Party should elect to exercise such right, the Stockholders' Representative if the Indemnified Party is an Aether Indemnified Party or Aether if the Indemnified Party is a Company Indemnified Party shall have the right to participate in, but not control, the defense of such claim or demand at the sole cost and expense of the Indemnifying Party.

         (d) The Indemnified Party's failure to give reasonably prompt notice as required by this Section 7.2 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

         (e) The parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under Section 7.1; provided that no Indemnified Party shall be obligated to continue pursuing any payment pursuant to the terms of any insurance policy if the Indemnifying Party agrees that pursuing any such payment is not commercially reasonable.

         Section 7.3      Exclusive Remedy.

         (a) Notwithstanding anything in this Agreement to the contrary an Indemnified Party's right to indemnification under this Agreement or in any certificate or writing furnished herewith shall terminate on the later to occur of (i) the first anniversary of the Closing Date or (ii) with respect to a Claim made prior to the first anniversary of the Closing Date, the resolution of such Claim pursuant to Section 7.2 or as otherwise provided in the Escrow Agreement.

         (b) An Aether Indemnified Party's sole and exclusive right to compensation for the indemnification obligations set forth in this Agreement or otherwise shall be limited to claims against the Escrow Amount and an Aether Indemnified Party shall have no right to pursue any Claims under this Agreement or otherwise against any former holder of Company Common Stock. For purposes of the preceding sentence, the value of the Escrow Shares used to satisfy payments of amounts owed to Aether shall be the Average Aether Stock Price for the Measurement Period. An Aether Indemnified Party shall not be entitled to any indemnification for Damages under this Agreement, unless and until the aggregate amount of Damages exceeds $100,000 in which case Aether shall only be entitled to the amount of damages in excess of $100,000.

         (c) A Company Indemnified Party's sole and exclusive right to indemnification under this Agreement shall be limited to an amount not to exceed the value of the Escrow Amount as of the Closing Date and shall expire as specified in Section 7.3(a) hereof.

         (d) After the Closing, to the extent permitted by Law, the indemnities set forth in ARTICLE VII shall be the exclusive remedies of the parties hereto and their respective officers, directors, employees, agents and Affiliates for any misrepresentation, breach of warranty or breach of any covenant or agreement contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive

         (e) Each Cerulean director, officer and stockholder waives any right of contribution, indemnification or other similar right against Merger Sub or Aether arising out of any Claim for indemnification under this Agreement.

                                 ARTICLE VIII.

                            CONDITIONS TO THE MERGER

         Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the following conditions:

         (a) All consents, approvals and action of any Governmental Authority identified on Schedule 6.2 that are required to permit the consummation of the Transactions shall have been obtained or made, free of any condition that would have a Material Adverse Effect on Aether or Cerulean.

         (b) No action shall have been taken, and no statute, rule, regulation, executive order, judgment, decree, or injunction (other than a temporary restraining order) shall have been enacted, entered, promulgated or enforced (and not repealed, superseded, lifted or otherwise made inapplicable), by any court of competent jurisdiction or Governmental Authority which restrains, enjoins or otherwise prohibits the consummation of the Merger (each party agreeing to use its commercially reasonable efforts to avoid the effect of any such statute, rule, regulation or order or to have any such order, judgment, decree or injunction lifted).

         (c) Any applicable waiting period under the HSR Act shall have expired or been terminated.

         (d)     Cerulean shall have received the Cerulean Stockholder Approval.

         (e) The Registration Rights Agreement shall have been executed by each of the parties to it.

         (f) The parties hereto and the Escrow Agent shall have entered into the Escrow Agreement, and the Escrow Amount shall have been deposited with the Escrow Agent.

         (g) Aether, Merger Sub and Cerulean shall have agreed on customary tax representation letters to be delivered to Wilmer, Cutler & Pickering and Hale and Dorr LLP for purposes of the opinions described in Section 8.2(e) and
Section 8.3(i).

         Section 8.2 Conditions to Obligations of Cerulean to Effect the Merger. The obligations of Cerulean to effect the Merger are subject to the satisfaction of the following conditions, unless waived by Cerulean:

         (a) The representations and warranties of Aether and Merger Sub contained herein shall be true and accurate in all material respects (except for those representations and warranties that are qualified as to materiality (which shall be true in all respects)) at and as of the Effective Time as though made at the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date or has become untrue or inaccurate because of Transactions contemplated herein).

         (b) Aether and Merger Sub shall have, in all material respects, performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

         (c) Aether shall have delivered to Cerulean a certificate, dated the Effective Time and signed by its Chief Executive Officer or Chief Financial Officer evidencing compliance with Section 8.2(a) and (b).

         (d) Aether shall not have experienced any Material Adverse Effects and Cerulean shall have received a certificate signed on behalf of Aether dated the Closing Date to such effect.

         (e) Cerulean shall have received an opinion from Hale and Dorr LLP in form and substance reasonably satisfactory to Cerulean dated as of the Closing Date and to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

         (f) Aether shall have delivered to Cerulean a Secretary's Certificate dated the Closing Date and signed by the Secretary or Assistant Secretary of Aether certifying that attached thereto are (i) a true and complete copy of the certificate of incorporation of Aether, as in effect on the Closing Date; (ii) a true and complete copy of the by-laws of Aether, as in effect on the Closing Dated and (iii) a true and complete copy of resolutions of Aether authorizing the execution, delivery and performance of this Agreement, which resolutions have not been modified, rescinded or revoked.

         (g) Cerulean shall have received an opinion from Wilmer, Cutler & Pickering, counsel to Aether and Merger Sub, in form and substance reasonably satisfactory to Cerulean, addressing the matters set forth in Exhibit D.

         Section 8.3 Conditions to Obligations of Aether and Merger Sub to Effect the Merger. The obligations of Aether and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions, unless waived by Aether and Merger Sub:

         (a) The representations and warranties of each of Cerulean and its Subsidiaries contained herein shall be true and accurate in all material respects (except for those representations and warranties that are qualified as to materiality (which shall be true in all respects)) at and as of the Effective Time as though made at the Effective Time (except in each case to the extent a representation or warranty speaks specifically as of an earlier date or has become untrue or inaccurate because of Transactions contemplated herein).

         (b) Cerulean shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

         (c) Cerulean shall have delivered to Aether a certificate, dated the Effective Time and signed by its Chief Executive Officer or Chief Financial Officer, evidencing compliance with Section 8.3(a) and (b).

         (d) Aether and Merger Sub shall have received an opinion of Hale and Dorr LLP, counsel to Cerulean, in form and substance reasonably satisfactory to Aether and Merger Sub, addressing the matters set forth in Exhibit E.

         (e) Shareholders of Cerulean representing at least 85% of Cerulean's voting securities shall have executed Voting Agreements which shall have been received by Aether and which shall be in full force and effect and shall not have been modified or terminated without the written consent of Aether.

         (f) Cerulean shall not have experienced any Material Adverse Effects and Aether shall have received a certificate signed on behalf of Cerulean dated the Closing Date to such effect.

         (g) Cerulean shall have assigned to Merger Sub and Aether all Non-competition and Non-disclosure Agreements to which it is party, and a Confirmation and Non-Compete Agreement in the form of Exhibit F shall have been executed by the persons identified on Schedule 8.3(g).

         (h) Aether and Merger Sub shall have received from the Company (i) a properly executed certificate for purposes of satisfying Aether and Merger Sub's obligations under Section 1.1445-2(c)(3) of the Treasury Regulations, and
(ii) a form of notice to the Internal Revenue Service in accordance with the requirements of Section 1.897-2(h)(2) of the Treasury Regulations, along with written authorization for Aether to deliver such notice form to the Internal Revenue on behalf of the Company.

         (i) Aether and Merger Sub shall have received an opinion from Wilmer, Cutler & Pickering in form and substance reasonably satisfactory to Aether dated as of the Closing Date and to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

         (j) Cerulean shall have delivered to Aether a Secretary's Certificated dated the Closing Date and signed by the Secretary or Assistant Secretary of Cerulean certifying that attached thereto are (i) a true and complete copy of the certificate of incorporation of Cerulean, as in effect on the Closing Date; (ii) a true and complete copy of the by-laws of Cerulean, as in effect on the Closing Dated (iii) a true and complete copy of resolutions of Cerulean authorizing the execution, delivery and performance of this Agreement, which resolutions have not been modified, rescinded or revoked and (iv) a true and complete copy of resolutions duly adopted by the stockholders of Cerulean authorizing, approving and adopting this Agreement, which resolutions have not been modified, rescinded or revoked.

         (k) Cerulean shall have delivered to Aether Accredited Investor Questionnaires completed by each holder of Company Preferred Stock.

         (l) There shall be no more than 1,371,000 shares of Company Capital Stock not voted in favor of the Merger.


                                  ARTICLE IX.

                   TERMINATION, WAIVER, AMENDMENT AND CLOSING

         Section 9.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement or the Merger by the stockholders of Cerulean:

         (a)     by the mutual written consent of Cerulean and Aether;

         (b) by Cerulean or Aether, if (i) the Effective Time shall not have occurred on or before 5:00 p.m. Washington, D.C. time on the date forty-five
(45) days after the date on which the last required HSR Filing is made, (ii) any Governmental Authority, the consent of which is a condition to the obligations of Cerulean and Aether to consummate the Transactions, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful or (iii) any court of competent jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

         (c) by Cerulean, if there has been a breach by Aether of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten (10) Business Days following receipt by Aether of notice of such breach from Cerulean; provided, however, that the right to terminate this Agreement pursuant to this (c) shall not be available to Cerulean if Cerulean, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement;

         (d) by Aether, if there has been a breach by Cerulean of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten (10) Business Days following receipt by Cerulean of notice of such breach from Aether; provided, however, that the right to terminate this Agreement pursuant to this (d) shall not be available to Aether if Aether, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement;

         (e) by the Company, if at any time prior to the Company Meeting or the effective date of the Written Consent, in connection with the exercise of the Company's rights in accordance with Section 6.7; provided, that the Company has complied in all respects with all provisions of Section 6.6, including payment of the Termination Fee to Parent simultaneously with termination of this Agreement;

         (f) by Aether, if the Company, Board of Directors of the Company or any committee thereof, or any subsidiary of the Company shall have: (1) adopted, approved or recommended, or proposed or resolved to adopt, approve or recommend, any Acquisition Proposal other than the Merger, (2) breached its obligation to present and recommend the adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company, (3) withheld, withdrawn, terminated or modified, or proposed or resolved to withhold, withdraw, terminate or modify, in a manner adverse to Parent or Merger Sub, its recommendation or approval of the Merger, this Agreement or the transactions contemplated hereby,
(4) entered, or caused the Company or any subsidiary to enter, into any Contract, letter of intent or agreement in principle of any kind relating to any Acquisition Proposal, (5) materially breached any provision of Section 6.6, or
(6) resolved, proposed or announced its intention to do any of the foregoing;

         (g) by Aether, if at the Company Meeting (including any adjournment or postponement thereof or pursuant to the Written Consent), the requisite vote of the stockholders of the Company to adopt and approve this Agreement shall not have been obtained; or

         (h) by Aether, if any stockholder of the Company that is a party to the Stockholders Voting Agreement shall have breached or failed to perform in any material respect any representation, warranty, covenant or agreement contained therein, that, individually or in the aggregate, would reasonably be expected to materially impede the ability of the parties to consummate the Merger as contemplated herein.

         Section 9.2 Effect of Termination. In the event of termination of this Agreement by Cerulean or Aether as provided in Section 9.1 hereof, this Agreement shall forthwith become void and of no further force or effect, and no party hereto (or any of its affiliates, directors, trustees, executors, officers, agents or representatives) shall have any liability or obligation hereunder, except in any such case (i) in accordance with the provisions of
Section 6.5, Section 6.6(b), Section 6.9, Section 9.2, Section 9.5, Section 10.1, and Section 10.5, each of which shall survive any such termination and
(ii) to the extent such termination results from the breach or inaccuracy by such party of any of its representations, warranties or covenants contained in this Agreement. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.

         Section 9.3 Amendment or Supplement. It is understood and agreed that, from time to time prior to the Closing, Aether and Cerulean may amend or supplement the Schedules to the Aether Disclosure Schedule or the Company Disclosure Schedule, as the case may be, with respect to any matter that is required to be set forth or described in such a Schedule or that is necessary to complete or correct any information in any representation or warranty of such party contained in this Agreement; provided, that such amendment or supplement may only be made if a party did not have Knowledge of such matter prior to the date of the disclosure to be amended or supplemented, and provided further that the disclosure provided in any such amended supplemented or revised Schedule shall in no way affect or be deemed to limit a party's ability to terminate this Agreement and the Transactions prior to the Closing.

         Section 9.4 Extension of Time, Waiver, Etc. At any time prior to the Effective Time:

         (a) Aether may extend the time for the performance of any of the obligations or acts of Cerulean, and Cerulean may extend the time for the performance of any of the obligations or acts of Aether or Merger Sub;

         (b) Aether may waive any inaccuracies in the representations and warranties of Cerulean contained herein or in any document delivered pursuant hereto, and Cerulean may waive any inaccuracies in the representations and warranties of Aether contained herein or in any document delivered pursuant hereto; or

         (c) Aether may waive compliance with any of the agreements of Cerulean contained herein, and Cerulean may waive compliance with any of the agreements of Aether or Merger Sub contained herein;

provided, however, that no failure or delay by Cerulean or Aether in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

         Section 9.5      Termination Fee.

         (a)     If this Agreement is terminated pursuant to Section 9.1(e),
Section 9.1(f), Section 9.1(g), or Section 9.1(h), then Cerulean shall pay to Aether by wire transfer of immediately available funds no later than two days following termination of this Agreement (or, in the case of a termination pursuant to Section 9.1(e), simultaneously with, and as a condition to the effectiveness of, such termination) a termination fee equal to $8,000,000 (the "Termination Fee").

         (b) The agreement contained in this Section 9.5 is an integral part of the Transactions and constitutes liquidated damages in the event of the occurrence of the circumstances specified in Section 9.5(a) above and not a penalty.

                                   ARTICLE X.

                                  MISCELLANEOUS

         Section 10.1     Governing Law.

         (a) This Agreement and the legal relations among the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to its principles of conflicts of law.

         (b) Each party to this Agreement shall have the right to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity or under this Agreement. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a court of the United States located in the State of Delaware or a Delaware state court. It is further agreed that any breaching or defaulting party hereunder shall pay to the other parties hereto such out of pocket costs and expenses, including legal and accounting fees, as are reasonably incurred in pursuit of such parties' remedies hereunder.

         Section 10.2 Entire Agreement. This Agreement, including the exhibits and schedules attached hereto, and the Confidentiality Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, including without limitation any discussions, commitments or agreements between the parties concerning Cerulean equity issuances or debt financings, and there are no warranties, representations or other agreements, express or implied, made to any party by any other party in connection with the subject matter hereof except as specifically set forth herein or in the documents delivered pursuant hereto or in connection herewith.

         Section 10.3 Modification; Waiver. No supplement, modification, extension, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         Section 10.4 Notices. All notices, consents, requests, reports, demands or other communications hereunder (collectively, "Notices") shall be in writing and may be given personally, by registered mail, fax or by Federal Express (or other reputable overnight delivery service):

         if to Aether or Merger Sub, to it at:

         Aether Systems, Inc.
         11460 Cronridge Drive
         Owings Mills, MD 21117
         Attention:  Chief Financial Officer
         Tel:  (410) 654-6400
         Fax:  (410)

         with a copy to:

         Wilmer, Cutler & Pickering
         2445 M Street, N.W.
         Washington, D.C. 20037
         Attention:  Mark Dewire, Esq.

         Tel:  (202) 663-6000
         Fax: (202) 663-6363

         if to Cerulean, to it at:

         Cerulean Technology, Inc.
         300 Nickerson Road
         Marlborough, MA 01752
         Attention:  Robert P. Badavas
         Tel:  (508) 460-4000
         Fax: (508) 460-4099

         with a copy to:

         Hale and Dorr
         60 State Street
         Boston, MA  02109
         Attention:  Peter B. Tarr, Esq.
         Tel:  (617) 526-6000
         Fax:  (617) 526-5000

or to such other address or such other person as the addressee party shall have last designated by notice to the other party. All Notices shall be deemed to have been given (i) when delivered personally, (ii) three (3) days after being sent by registered mail with proper postage prepaid, (iii) upon transmission by fax and receipt of confirmation of such transmission by the sender's fax machine, or (iv) one day after being sent by Federal Express (or other reputable overnight delivery service) with proper postage prepaid.

         Section 10.5 Expenses. Immediately following Closing, Aether shall be responsible for its fees, costs and expenses incurred in connection with the negotiation of the proposed Transaction (including, under the HSR Act) and the Company shall be responsible for up to $500,000 in reasonable fees, costs and expenses incurred by the Company in connection with the negotiation of the proposed Transaction, including but not limited to, commissions or fees of any broker or finder referred by them and any reasonable attorney's fees (at reasonable hourly rates) incurred by them in connection with the proposed Transaction. Any fees, costs and expenses in excess of the $500,000 set forth in the preceding sentence shall be deducted from the Purchase Price. At Closing, the Company shall deliver to Purchaser a complete statement and listing of all fees, expenses and disbursements incurred or to be incurred (including an estimate of unbilled amounts, whether or not incurred) in connection with the subject matter of this Agreement for purposes of establishing the amount, if any, to be deducted from the Purchase Price.

         Section 10.6 Assignment. No party hereto shall have the right, power or authority to assign or pledge this Agreement or any portion of this Agreement, or to delegate any duties or obligations arising under this Agreement, voluntarily, involuntarily, or by operation of law, without the prior written consent of the other parties hereto.

         Section 10.7 Survival of Representations, Warranties and Covenants. All representations, warranties and covenants made by Cerulean in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing Date and Effective Time, subject to the provisions of Section 9.3. The representations and warranties of Aether and Cerulean will survive the Closing and will remain in effect until, and will expire upon, the first anniversary of the Closing Date and the covenants of Aether and Cerulean will survive the Closing and will remain in effect in accordance with the terms therein; provided, however, in no event shall such covenants survive beyond the first anniversary of the Closing Date.

         Section 10.8 Severability. Any provision or part of this Agreement which is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or the validity or enforceability of any such provision in any other situation or in any other jurisdiction.

         Section 10.9 Successors and Assigns; Third Parties. Subject to and without waiver of the provisions of Section 10.6, all of the rights, duties, benefits, liabilities and obligations of the parties shall inure to the benefit of, and be binding upon, their respective successors, assigns, heirs and legal representatives. Except as specifically set forth in Section 3.1,
Section 3.2, Section 3.4, Section 3.5, Section 6.12, Section 6.13, Section 6.14 and ARTICLE VII, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

         Section 10.10 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

         Section 10.11 Interpretation; References. Any use of masculine, feminine or neuter pronouns herein shall not be limiting, but shall be construed as referring to persons of any gender, as the context may require. Any use of the singular or plural form herein shall not be limiting, but shall be construed as referring to either the plural or singular, as the context may require. References to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule attached to the Company Disclosure Schedule or an Exhibit attached to this Agreement, and references to an "Article" or a "Section" are, unless otherwise specified, to an Article or a Section of this Agreement. The Article and Section headings of this Agreement are for convenience of reference only and shall not be deemed to modify, explain, restrict, alter or affect the meaning or interpretation of any provision hereof.

         Section 10.12    Dispute Resolution and Jurisdiction.

         (a) Each party to this Agreement shall appoint a Representative to coordinate with the other party the implementation of this Agreement. If any dispute arises with respect to either party's performance hereunder, the Representatives shall meet to attempt to resolve such dispute, either in person or by telephone, within two (2) Business Days after the written request of either Representative. If the Representatives are unable to resolve such dispute, the chief executive officer of Cerulean and the chief financial officer of Aether shall meet, either in person or by telephone, within ten (10) Business Days after either Representative provides written notice that the Representatives have been unable to resolve such dispute. If such officers are unable to resolve such dispute, either party may submit such dispute to an independent nationally-recognized accounting firm, if such dispute is solely of a financial nature.

         Section 10.13 Exhibits, Schedules and Company Disclosure Schedule. All exhibits and schedules attached hereto and the Company Disclosure Schedule are hereby incorporated by reference as though set out in full herein.

         Section 10.14 Attorneys' Fees. In the event that any party hereto brings an action or proceeding against the other party to enforce or interpret any of the covenants, conditions, agreements or provisions of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all costs and expenses of such action or proceeding, including, without limitation, reasonable attorneys' fees, charges, disbursements and the fees and costs of expert witnesses.

         Section 10.15 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT WAIVES ITS RESPECTIVE RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN ANY OF THE PARTIES HERETO RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENT OR AGREEMENT RELATING TO THE TRANSACTIONS.

         Section 10.16 Further Assurances. Each of the parties shall, without further consideration, use reasonable efforts to execute and deliver such additional documents and take such other action as the other parties, or any of them, may reasonably request to carry out the intent of this Agreement and the Transactions.

         Section 10.17 Negotiation of Agreement. Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.


                            (signature page follows)

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.



                                     AETHER SYSTEMS, INC.



                                     By:
                                             -----------------------------------
                                             Name:
                                             Title:



                                     CERULEAN ACQUISITION, INC.



                                     By:
                                             -----------------------------------
                                             Name:
                                             Title:



                                     CERULEAN TECHNOLOGY, INC.



                                     By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                  EXHIBITS TO


                          AGREEMENT AND PLAN OF MERGER



                          dated as of August 25, 2000


                                  by and among


                             AETHER SYSTEMS, INC.,



                           CERULEAN ACQUISITION, INC.


                                      and



                           CERULEAN TECHNOLOGY, INC.

                                                                    WCP DRAFT #3
                                                                         8/21/00


                                    EXHIBIT B

                          REGISTRATION RIGHTS AGREEMENT


         This REGISTRATION RIGHTS AGREEMENT (this "Agreement") dated as of ________, 2000 (the "Effective Date"), is by and among each of the parties set forth on Exhibit A hereto (collectively the "Holders") and Aether Systems, Inc., a Delaware corporation (the "Company").

                               W I T N E S S E T H:

         WHEREAS, as a result of the Merger (as defined below), the Holders beneficially own the numbers of shares of Common Stock (as defined below) set forth opposite such Holder's name on Exhibit A to this Agreement; and

         WHEREAS, it is a condition to the closing of the Merger that the Holders and the Company execute and deliver this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises herein contained, and other consideration, the receipt and adequacy of which hereby is acknowledged, the parties agree as follows:

         1. Definitions; Certain Rules of Construction. Certain capitalized terms are used in this Agreement with the specific meanings defined below in this Section 1. Except as otherwise explicitly specified to the contrary or unless the context clearly requires otherwise, (a) the capitalized term "Section" refers to sections of this Agreement, (b) the capitalized term "Exhibit" refers to exhibits to this Agreement, (c) references to a particular
Section include all subsections thereof, (d) the word "including" shall be construed as "including without limitation", (e) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect, (f) words in the singular or plural form include the plural and singular form, respectively, and (g) references to a particular Person include such Person's successors and assigns to the extent not prohibited by this Agreement.

         1.1. "1933 Act" means the Securities Act of 1933, as amended and all regulations thereunder.

         1.2. "1934 Act" means the Securities Exchange Act of 1934, as amended and all regulations thereunder.

         1.3. "Board of Directors" means the Board of Directors of the Company.

         1.4. "Common Stock" means the Company's common stock, par value $.01 per share and other securities issued in respect of shares of Common Stock.

         1.5.     "Company" is defined in the recitals to this Agreement.

         1.6.     "Company Indemnitees" is defined in Section 2.8(b).

         1.7. "Effective Period" means the period from the date on which a shelf registration becomes effective to the date on which all of the Registrable Securities cease to be Registrable Securities.

         1.8. "Escrow Agreement" means the Escrow Agreement, dated ___________, 2000 between and among the Company, [Branch Bank & Trust Company], as escrow agent, and Robert P. Badavas, as Stockholder Representative.

         1.9. "Form S-1", "Form S-3", "Form S-4", and "Form S-8" mean such respective registration forms in effect on the date hereof (or any successor registration forms subsequently adopted by the SEC) under the 1933 Act.

         1.10. "Holder" means (a) any Person that owns, or has the right to acquire, Registrable Securities and (b) any assignee thereof in accordance with
Section 2.11.

         1.11.    "Holder Indemnitee" is defined in Section 2.8(a).

         1.12. "Indemnitee" means each of the Company Indemnitees and the Holder Indemnities.

         1.13. "Merger" means the merger of Cerulean Technologies, Inc. with a wholly-owned subsidiary of the Company, pursuant to that certain Agreement and Plan of Merger, dated as of August ___, 2000.

         1.14. "Person" means any present or future natural person or any corporation, association, partnership, joint venture, limited liability, joint stock or other company, business trust, trust, organization, business or government or any governmental agency or political subdivision thereof.

         1.15. "register", "registered" and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act and the automatic effectiveness, or the declaration or ordering of effectiveness, of such registration statement or document.

         1.16. "Registrable Securities" means (i) shares of Common Stock received by a Holder pursuant to the Merger; (ii) any Common Stock of the Company or other securities issued or issuable in respect of the shares described in (i) in any corporate reorganization, merger or consolidation; and
(iii) shares of the Company's Common Stock or other securities issued or issuable in respect of the shares described in clause (i) or (ii) upon any stock split, stock dividend, recapitalization, or similar event; provided however that any share of Common Stock previously sold to the public pursuant to a registered public offering or pursuant to an exemption from the registration requirements of the 1933 Act shall not be a Registrable Security.

         1.17.    "Rule 144" is defined in Section 2.9(a).

         1.18.    "Rule 144 Information" is defined in Section 2.9(b).

         1.19.    "SEC" means the Securities and Exchange Commission.


         1.20. "Shelf Registration" means a registration statement for an offering of Common Stock to be made on a delayed or continuous basis pursuant to Rule 415 promulgated under the 1933 Act.

         1.21. "Violation" means, with respect to any registration statement which includes any Registrable Securities:

         (a) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

         (b) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; or

         (c) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities law in connection with any matter relating to such registration statement.

         2.       Registration Rights.

         2.1.     Shelf Registration.

         (a) If, any Holder or its respective permitted assignees, requests in writing that the Company file a Shelf Registration and the Company is entitled to use Form S-3 (or a successor form) to register securities for such an offering for a sale of Registrable Securities, the Company shall file a Shelf Registration for such offering promptly (and in no event later than the later of (i) 45 days after receipt of such request or (ii) May 1, 2001). The Company shall use commercially reasonable efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act). The Company shall have no obligation to facilitate any underwritten offering of shares sold pursuant to the Shelf Registration.

         (b) The Company is obligated to effect only one (1) registration pursuant to Section 2.1(a), counting for this purpose only registrations which have been declared effective and registrations which have been withdrawn by the Holders.

         (c) Notwithstanding the provisions of this Section 2.1, in the event that the Company is requested to file any registration statement pursuant to Section 2.1(a), if the Company shall furnish to the Holders a certificate signed by the president of the Company stating that, in the good faith judgment of the Board of Directors, it would not be in the best interests of the Company and its shareholders generally for such registration statement to be filed, the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the relevant Holders; provided, however that the Company may not utilize the right set forth in this Section 2.1(c) more than once in any 12-month period.

         (d)      Upon the receipt of any request for registration pursuant to
Section 2.1(a), the Company shall promptly give written notice of such proposed registration to all other Holders. Such Holders shall have the right, by giving written notice to the Company within 30 days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Holders may request in such notice of election (the Company shall include in such notice appropriate information to permit the Holder to include Registrable Shares held under the Escrow Agreement). Thereupon, the Company shall, as expeditiously as possible, use commercially reasonable efforts to effect the registration on an appropriate registration form of all Registrable Shares which the Company has been requested to so register, including shares held under the Escrow Agreement.

         (e) The Company shall keep the Shelf Registration continuously effective under the 1933 Act until the earlier of (i) two years from the Closing Date, or (ii) such date that all of the Registrable Securities registered thereunder have been sold.

         2.2. Incidental Registration. If the Company proposes to register any of its capital stock under the 1933 Act, whether for its own account or for the account of shareholders other than the Holders (other than a registration on Form S-8 relating solely to the sale of securities to participants in a Company stock plan or a registration on Form S-4), the Company shall, each such time, promptly give each Holder written notice of such registration. Upon the written request of any Holder given within twenty (20) days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 2.7, use commercially reasonable efforts to cause a registration statement covering all of the Registrable Securities that each such Holder has requested to be registered to become effective under the 1933 Act. The Company shall be under no obligation to complete any offering of its securities it proposes to make and shall incur no liability to any Holder for its failure to do so.

         2.3.     Obligations of the Company. Whenever required under this
Section 2 to use commercially reasonable efforts to effect the registration of any Registrable Securities, the Company shall:

                  (a) prepare and file with the SEC an appropriate form of registration statement and such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement, and use commercially reasonable efforts to cause the registration statement, each such amendment and supplement to become effective, as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement;

                  (b) furnish to the Holders such reasonable number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

                  (c) use commercially reasonable efforts to register or qualify the securities covered by such registration statement under such other securities or blue sky laws of such states and jurisdictions as shall be reasonably requested by the Holders, and do any and all other acts and things that may be necessary or desirable to enable the Holders to consummate in such states the public sale or other disposition of the Registrable Shares owned by the Holder except that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or file a general consent to service of process in any such state or jurisdiction;

                  (d) notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto covered by such registration statement is required to be delivered under the 1933 Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and promptly file such amendments and supplements which may be required pursuant to Section 2.3(a) on account of such event and use commercially reasonable efforts to cause each such amendment and supplement to become effective;

                  (e) promptly apply for listing and use commercially reasonable efforts to list the Registrable Securities being registered on any national securities exchange on which a class of the Company's equity securities is listed or, if the Company does not have a class of equity securities listed on a national securities exchange, apply for qualification and use commercially reasonable efforts to qualify the Registrable Securities being registered for inclusion on the automated quotation system of the National Association of Securities Dealers, Inc.;

                  (f) as expeditiously as possible, notify each Holder, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

                  (g) as expeditiously as possible following the effectiveness of such registration statement, notify each Holder of such Registrable Shares of any request by the SEC for the amending or supplementing of such registration statement or prospectus.

         2.4.     Furnish Information.

                  (a) it shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 in respect of the Registrable Securities of any selling Holder that such selling Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such Registrable Securities as shall be required to effect the registration of such Registrable Securities. The Company shall have no responsibility to any Holder, to the extent such Holder fails to provide such information in a timely manner, and if the Company determines it appropriate, the Company may delay the filing of any such registration statement until the Holder provides such information.

                  (b) No Holder shall distribute any prospectus or make any offer to sell (or solicit any offer to purchase) or sell any Registrable Securities in a transaction covered by a prospectus from and after the time that the Company notifies the Holder that the prospectus fails to state a material fact, contains a material misstatement or fails to state a fact necessary in order to make the statements included in the prospectus not misleading until the Company has provided a revised, amended or supplemented prospectus that corrects the misstatement or omission.

                  (c) Each Holder shall comply with the prospectus delivery requirements of the Securities Act in connection with offers to sell, solicitations of offers to purchase, and sales of Registrable Securities in connection with any offer or sale pursuant to a registration statement.

         2.5. Expenses of Registration. The Company shall bear all expenses relating to Registrable Securities incurred in connection with each registration, filing or qualification pursuant to Section 2.1, including all registration, filing and qualification fees, exchange listing fees, Blue Sky fees and expenses, printing and accounting fees, fees and disbursements of counsel for the Company and, up to $15,000 in fees and disbursements of one counsel selected by the Holders to represent the Holders. Any underwriting discounts and commissions relating to Registrable Securities included in any registration effected pursuant to Section 2.1 and the fees and disbursements of the selling Holders' own counsel (other than the counsel selected to represent all Holders) will be borne and paid ratably by the Holders of such Registrable Securities and the Company.

         2.6. Expenses of Company Registration. The Company shall bear and pay all Expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to any registration pursuant to Section 2.2 for each Holder, including all registration, filing and qualification fees, printing and accounting fees, exchange listing fees, Blue Sky fees and expenses, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders. All underwriting discounts and commissions relating to Registrable Securities included in any registration effected pursuant to Section 2.2 will be borne and paid ratably by the Holders of such Registrable Securities and the Company.

         2.7. Underwriting Requirements. In connection with any offering involving an underwriting of securities being issued by the Company, the Company shall not be required under Section 2.2 to include any of the Holders' securities in such underwriting unless such Holders accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity, if any, as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company. If the managing underwriter for the offering shall advise the Company in writing that the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities to be sold other than by the Company that can be successfully offered, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the managing underwriter believes will not jeopardize the success of the offering. The securities so included in the offering will be reduced as follows:

                  (a)      first, all securities which shareholders other than
         (i) the Company; (ii) those holders of Common Stock party to that certain Amended and Restated Registration Rights Agreement dated March 3, 2000 (the "March 3, 2000 Holders"); and (iii) the Holders seek to include in the offering shall be excluded from the offering to the extent limitation on the number of shares included in the underwriting is required; and

                  (b) if further limitation on the number of shares to be included in the offering is required, then the number of shares held by Holders that may be included in the underwriting shall be reduced pro rata among the selling Holders in accordance with the number of shares of Registrable Securities held by each such Holder before reducing the number of shares included with respect to the Company or the March 3, 2000 Holders.

For purposes of the preceding sentence concerning apportionment, for any selling shareholder which is a Holder of Registrable Securities and which is a partnership or a corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall collectively be deemed to be a "selling Holder," and any pro rata reduction with respect to such "selling Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling Holder," as defined in this sentence.

         2.8. Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

         (a) The Company will indemnify and hold harmless each Holder, the officers, directors, partners, agents and employees of each Holder, any underwriter (as defined in the 1933 Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the 1933 Act or the 1934 Act (collectively, the "Holder Indemnitees"), against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the 1933 Act, the 1934 Act or any other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any Violation. The Company will reimburse each Holder Indemnitee for any legal or other expenses reasonably incurred by such Holder Indemnitee in connection with investigating or defending any such loss, claim, damage, liability or action. The indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder Indemnitee in any such case for any such loss, claim, damage, liability or action (i) to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by or on behalf of such Holder Indemnitee; or supplied by another Holder or (ii) in the case of a sale directly by a Holder of Registrable Securities (including a sale of such Registrable Securities through any underwriter retained by such Holder engaging in a distribution solely on behalf of such Holder), such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus, and such Holder failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the

Registrable Securities to the Person asserting any such loss, claim, damage or liability in any case in which such delivery is required by the 1933 Act.

         (b) Each Holder which includes any Registrable Securities in any registration statement (i) will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each Person, if any, who controls the Company within the meaning of the 1933 Act or the 1934 Act, each agent and any underwriter for the Company, and any other Holder or other shareholder selling securities in such registration statement or any of its directors, officers, partners, agents or employees or any Person who controls such Holder or such other shareholder or such underwriter (collectively, the "Company Indemnitees"), against any losses, claims, damages or liabilities (joint or several) to which any Company Indemnitee may become subject under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by or on behalf of such Holder expressly for use in connection with such registration and (ii) will reimburse any legal or other expenses reasonably incurred by any Company Indemnitee in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the liability of any Holder hereunder shall be limited to the amount of net proceeds (after deduction of all underwriters' discounts and commissions paid by such Holder in connection with the registration in question) received by such Holder in the offering giving rise to the Violation; and provided, further that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld) nor, in the case of a sale directly by the Company of its securities (including a sale of such securities through any underwriter retained by the Company to engage in a distribution solely on behalf of the Company), shall such Holder be liable to the Company in any case in which such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus, and the Company failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the securities to the Person asserting any such loss, claim, damage or liability in any case in which such delivery is required by the 1933 Act.

         (c) Promptly after receipt by any Company Indemnitee or Holder Indemnitee (collectively, the "Indemnitees") under this Section 2.8 of notice of the commencement of any action (including any governmental action), such Indemnitee will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume and control the defense thereof with counsel mutually satisfactory to the parties; provided, however, that such Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such Indemnitee by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests, as reasonably determined by either party, between such Indemnitee and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the Indemnitee under this Section 2.8 to the extent of such prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to such Indemnitee otherwise than under this Section 2.8.

         (d)      The obligations of the Company and the Holders under this
Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement whether under this Section 2 or otherwise.

         (e) If the indemnification provided for in this Section 2.8 is unavailable to a party that would have been an Indemnitee under this Section 2.8 in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to herein, then each party that would have been an indemnifying party hereunder shall, in lieu of indemnifying such Indemnitee, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of such indemnifying party, on the one hand, and such Indemnitee, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof). The relative fault shall be determined by reference to, among other things, whether the Violation relates to information supplied by such indemnifying party or such Indemnitee and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such Violation. The parties agree that it would not be just and equitable if contribution pursuant to this Section 2.8(e) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentence. The amount paid or payable by a contributing party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to above in this Section 2.8(e) shall include any legal or other expenses reasonably incurred by such Indemnitee in connection with investigating or defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The liability of any Holder of Registrable Securities in respect of any contribution obligation of such Holder (after deduction of all underwriters' discounts and commissions paid by such Holder in connection with the registration in question) arising under this Section 2.8(e) shall not in any event exceed an amount equal to the net proceeds to such Holder from the disposition of the Registrable Securities disposed of by such Holder pursuant to such registration.

         2.9.     Reports Under Securities Exchange Act of 1934.

         (a) With a view to making available to the Holders the benefits of Rule 144 promulgated under the 1933 Act ("Rule 144") and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to:

                  (i) use commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144, at all times; and



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

                  (ii) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act; and

                  (iii) furnish to any Holder or Registrable Shares upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the 1933 Act and the 1934 Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as such Holder may reasonably request to avail itself of any similar rule or regulation of the SEC allowing it to sell any such securities without registration.

         2.10. Lock-up Agreements. If reasonably requested by the Company and the managing underwriter, the Holders agree with respect to any registration pursuant to Section 2.2 in which Registrable Shares held by them are included to enter into lock-up agreements pursuant to which they will not, for a period of no longer than ninety (90) days following the effective date of a registration statement for the Company's public offering of the Company's securities, offer, sell or otherwise dispose of any Registrable Securities (except Registrable Securities sold pursuant to such registration statement) without the prior consent of the Company and the underwriter, provided that the executive officers and directors of the Company and other selling security holders in the offering enter such lock-up agreements for the same period and on the same terms.

         2.11. Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by any Holder to a permitted transferee, and by such transferee to a subsequent permitted transferee; provided, however, that such transfer does not constitute a "distribution" within the meaning of the 1933 Act. Any transferee to which rights under this Agreement are transferred shall: (i) as a condition to such transfer, deliver to the Company a written instrument by which such transferee agrees to be bound by the obligations imposed upon Holders under this Agreement to the same extent as if such transferee were a Holder under this Agreement; and (ii) be deemed to be a Holder hereunder.

         3. Termination. The right of any Holder to request registration or inclusion in any registration pursuant to this Agreement shall terminate on the earliest of (a) the second anniversary hereof; or (b) such date that all Registrable Securities held or entitled to be held upon conversion by such Holder have been sold to a person who is not (and does not as a result of such transaction become) a Holder. This Agreement shall terminate when the rights of all Holders have terminated.

         4. Specific Performance. The parties recognize that their respective rights under this Agreement are unique, and, accordingly, each party shall, in addition to such other remedies as may be available to it at law or in equity, have the right to enforce its rights hereunder by actions for injunctive relief and specific performance to the extent permitted by law. This Agreement is not intended to limit or abridge any rights of either party which may exist apart from this Agreement.

         5. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in Person, transmitted by facsimile transmission (fax) or sent by registered or certified mail (return receipt requested) or recognized overnight delivery service, postage pre-paid, addressed (a) if to a Holder to such address as such holder shall have furnished the Company in writing, or, until any such Holder so furnishes an address to the Company, then to and at the address of the last Holder of such securities who has so furnished an address to the Company or (b) if to the Company, to 11460 Cronridge Drive, Owings Mills, Maryland 21117 to the attention of the Corporate Secretary, or to such other address as such party may notify to the other parties in writing. A notice or communication will be effective (i) if delivered in Person or by overnight courier, on the business day it is delivered, (ii) if transmitted by telecopier, on the business day of actual confirmed receipt by the addressee thereof, and (iii) if sent by registered or certified mail, three (3) business days after dispatch.

         6. Binding Effect, Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective personal representatives, successors and permitted assigns; provided, however that the Company shall not have the right to assign its rights and obligations hereunder, or any interest herein, without the prior written consent of the holders of a majority of the Registrable Securities then outstanding.

         7. Course of Dealing; Amendments, Waivers and Consents. No course of dealing between the parties shall operate as a waiver of any party's rights under this Agreement. Each party acknowledges that if any party, without being required to do so by this Agreement, gives any notice or information to, or obtains any consent from, the other party, such party shall not by implication have amended, waived or modified any provision of this Agreement, or created any duty to give any such notice or information or to obtain any such consent on any future occasion. No delay or omission on the part of any party in exercising any right under this Agreement shall operate as a waiver of such right or any other right hereunder or thereunder. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No amendment, waiver or consent with respect to this Agreement shall be binding unless it is in writing and signed by each of the Company and the holders of a majority of the Registrable Securities then outstanding.



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

         8. Miscellaneous. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable. Such provision shall, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable, and, as modified, shall be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation hereof. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior understandings and agreements, whether written or oral, with respect to such subject matter. This Agreement may be executed in counterparts, which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Delaware.

                            [Signature pages follow]



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

                          REGISTRATION RIGHTS AGREEMENT
                                 SIGNATURE PAGE

      IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Time of the Merger.


                                    AETHER SYSTEMS, INC.


                                    By:
                                        ----------------------------------------
                                        Name:
                                        Title:

                                    Address: 11460 Cronridge Drive
                                             Owings Mills, MD 21117
                                             Fax No.  410-654-6554


                                    [INSERT CERULEAN HOLDERS SIGNATURE PAGES]




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